Exhibit 2.1

MERGER AGREEMENT

by and among

FAZOLI HOLDINGS, LLC,

FAT BRANDS, INC.,

FAT ITALIAN MERGER SUB, LLC,

Sentinel Capital Partners, V, L.P.,

Sentinel Capital Partners, V-A, L.P.,

Sentinel Capital Investors, V, L.P.,

and

SENTINEL CAPITAL PARTNERS, L.L.C.,

as Representative of the Unitholders

DATED AS OF NOVEMBER 1, 2021

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SCHEDULES

Schedule P-1	-	Permitted Liens
Schedule 3.2(a)	-	Capitalization of the Company
Schedule 3.2(d)	-	Subsidiaries
Schedule 3.4	-	Financial Statements
Schedule 3.5	-	Consents and Approvals; No Violations
Schedule 3.6(a)	-	Material Contracts
Schedule 3.6(b)	-	Material Contracts
Schedule 3.7	-	Absence of Changes
Schedule 3.8	-	Litigation
Schedule 3.9	-	Compliance with Applicable Law; Permits
Schedule 3.10(a)	-	Employee Plans
Schedule 3.10(a)	-	Employee Plans
Schedule 3.10(d)	-	Employee Plans
Schedule 3.10(f)	-	Employee Plans
Schedule 3.10(m)	-	Employee Plans
Schedule 3.10(j)	-	Employee Plans
Schedule 3.11	-	Environmental Matters
Schedule 3.12	-	Intellectual Property
Schedule 3.13	-	Labor Matters
Schedule 3.14	-	Employees
Schedule 3.15	-	Insurance
Schedule 3.16	-	Tax Matters
Schedule 3.17	-	Brokers
Schedule 3.18(a)	-	Leased Real Property
Schedule 3.19	-	Ownership and Sufficiency of Assets
Schedule 3.20	-	Transactions with Affiliates
Schedule 3.21	-	International Trade Laws; Anti-Corruption
Schedule 3.22	-	Suppliers
Schedule 3.23	-	Franchise Matters
Schedule 3.24	-	Food Safety Matters
Schedule 3.25	-	Privacy and Data Security
Schedule 4.3	-	Consents and Approvals; No Violations
Schedule 5.1	-	Conduct of Business
Schedule 5.19	-	Refunds

EXHIBITS

Exhibit A	-	Form of Certificate of Merger
Exhibit B	-	Example Statement of Net Working Capital
Exhibit C	-	Form of Escrow Agreement
Exhibit D	-	Form of Letter of Transmittal
Exhibit E	-	Merger Consideration Allocation
Exhibit F	-	Structure of Group Companies

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MERGER AGREEMENT

THIS MERGER AGREEMENT (this “Agreement”), dated as of November 1, 2021 is made by and among (i) FAT Brands, Inc., a Delaware corporation (“Parent”); (ii) FAT Italian Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”); (iii) Fazoli Holdings, LLC, a Delaware limited liability company (the “Company”); (iv) solely for purposes of agreeing to the covenants set forth in Section 5.8 Section 5.9 and Article 8, each of Sentinel Capital Partners, V, L.P., a Delaware limited partnership, Sentinel Capital Partners, V-A, L.P., a Delaware limited partnership, and Sentinel Capital Investors, V, L.P., a Delaware limited partnership; and (v) solely in its capacity as Representative in accordance with the terms of this Agreement and for purposes of agreeing to the covenants set forth in Section 5.8 and Section 5.9, Sentinel Capital Partners, L.L.C., a Delaware limited liability company. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.

WHEREAS, Parent, Merger Sub and the Company are hereby adopting a certificate of merger substantially in the form attached hereto as Exhibit A, providing for the merger of Merger Sub with and into the Company, with the Company to become the surviving entity as a wholly owned subsidiary of Parent, subject to the terms and conditions hereof;

WHEREAS, on the date hereof, the Board of Managers of the Company and Unitholders who hold, in the aggregate, a number of Company Units entitled to cast votes at least equal to that number of votes necessary under the DLLCA and the LLC Agreement for the approval of this Agreement, the other Ancillary Documents and the transactions contemplated hereby and thereby, have approved this Agreement, the other Ancillary Documents and the transactions contemplated hereby and thereby; and

WHEREAS, on the date hereof, the Board of Managers of Merger Sub and Parent, which holds a number of equity interests in Merger Sub entitled to cast votes at least equal to that number of votes necessary under the DLLCA and the organizational documents of Merger Sub for the approval of this Agreement, the other Ancillary Documents and the transactions contemplated hereby and thereby, have approved this Agreement, the other Ancillary Documents and the transactions contemplated hereby and thereby;

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub, the Company and the Representative hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 2.5(c)(ii)(A).

“Accounting Principles” means GAAP, as applied in the preparation of the Annual Audited Balance Sheet.

“Acquisition Transaction” has the meaning set forth in Section 5.21.

“Actual Adjustment” means (i) the Merger Consideration as finally determined pursuant to Section 2.5(c), minus (ii) the Estimated Merger Consideration.

“Additional Consideration” means (i) an additional payment, if any, pursuant to Section 2.5(d)(i), (ii) the amounts released to the Unitholders from the Escrow Amount, if any, in accordance with Section 2.5(d)(iii) and the Escrow Agreement, and (iii) the amounts released from the Representative Expense Amount, if any, in accordance with Section 9.1, in each case, as allocated pursuant to Section 2.5(b).

“Adjustment Time” means 11:59 p.m. Eastern time on the day immediately prior to the Closing Date.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or non-U.S. law.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.6.

“Ancillary Documents” has the meaning set forth in Section 3.3(a).

“Annual Audited Balance Sheet” has the meaning given in Section 3.4(a)(i).

“Broker” means North Point Mergers and Acquisitions, Inc.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents of the Group Companies as of the Adjustment Time, including (i) deposits, marketable securities and short term investments, (ii) any cash in transit (including credit card receivables and ACH deposits) with respect to products that any Group Company has shipped or caused to be shipped as of the Adjustment Time (to the extent any related accounts receivable are reduced for the purposes of the calculation of the Net Working Capital) and (iii) all checks on hand and available for deposit, all checks and drafts deposited to the extent such checks or drafts have not been credited by the applicable bank (it being understood and agreed that Cash and Cash Equivalents shall be reduced by the amount of (x) any checks written by any Group Company (but not yet cashed) that reduced accounts payable as of the Adjustment Time and (y) any cash that is subject to contractual or legal restrictions or limitations on use, repatriation or distribution as of the Adjustment Time, including deposits in escrow with third parties or cash securing letters of credit or other payment obligations (excluding cash (x) securing letters of credit in respect of self-insurance programs, (y) deposits offsetting interest rate and currency swap arrangements or other similar hedging arrangements (including interest rate hedging or protection agreements) and other arrangements designed to provide protection against fluctuations in interest or currency rates to the extent taken into account in calculating clause (v) of Funded Indebtedness and to the extent that such deposits are unrestricted and can be released without a corresponding loss of any such arrangements or agreements), and (z) deposits listed on Schedule 1.1 but, with respect to the items in this clause (iii) as to the Group Companies, only to the extent not counted as a current liability in the calculation of Net Working Capital), in each case, determined in accordance with GAAP.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136) and any similar or successor law or executive order or executive memo in any U.S. jurisdiction, and any subsequent law intended to address the consequences of coronavirus (COVID-19) disease and the severe acute respiratory syndrome coronavirus 2 (SARS-CoV2) virus, including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster (dated August 8, 2020), Notice 2020-65, Notice 2021-11, the Coronavirus Preparedness and Response Supplemental Appropriations Act (P.L. 116-123), the Families First Coronavirus Response Act (P.L. 116-127), the Paycheck Protection Program and Health Care Enhancement Act (P.L. 116-139), the Paycheck Protection Program Flexibility Act of 2020 (P.L. 116-142), the Consolidated Appropriations Act, 2021 (P.L. 116-260), the American Rescue Plan Act of 2021 (P.L. 117-2), the PPP Extension Act of 2021 (P.L. 117-6), the Economic Injury Disaster Loan Program and the Payroll Tax Executive Order.

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“Certificate of Merger” has the meaning set forth in Section 2.2.

“Claim” has the meaning set forth in Section 9.1(a)(v).

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Funded Indebtedness” means the Group Companies’ Funded Indebtedness as of immediately prior to the Closing.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Material Adverse Effect” means a material adverse effect which individually or in the aggregate had, or is reasonably likely to have, a material adverse change to the financial condition, business, assets, liabilities or results of operations of the Group Companies, taken as a whole; provided, however, that any adverse change, event, condition, circumstance, occurrence or effect arising from or related to the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) conditions affecting the United States economy or any foreign economy generally, (ii) any national or international political or social conditions (including related to the engagement or cessation by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack upon the United States or any other country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country, or any civil unrest in the United States or any other country), (iii) changes to financial, credit, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) any changes in weather, meteorological conditions or climate or natural disasters (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or disease outbreaks, epidemics, pandemics (including COVID-19 and any Health and Safety Measures) or public health emergencies affecting the business of the Group Companies, (v) changes in GAAP Tax accounting policies or procedures, (vi) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or any action required to be taken under any law, rule, regulation, order or existing contract by which any Group Company (or any of their respective assets or properties) is bound, (vii) any existing event or occurrence or circumstance of which Parent or Merger Sub has knowledge as of the date hereof, (viii) any change that is generally applicable to the industries or markets in which the Group Companies operate, (ix) the public announcement of the transactions contemplated by this Agreement (including by reason of the identity of Parent or Merger Sub or any communication by Parent, Merger Sub or any of their respective Affiliates regarding their plans or intentions with respect to the business of any Group Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners, employees, chairs, groups, members, licensees or others having relationships with any Group Company) or litigation arising from or relating to this Agreement or the transactions contemplated hereby, (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that the underlying cause of the failure to meet any projection, forecast or revenue or earnings predictions shall not be excluded from the determination of whether or not a Company Material Adverse Effect has occurred to the extent not otherwise excluded from this definition of Company Material Adverse Effect) or (xi) the taking of any action contemplated by this Agreement and/or the Ancillary Documents, including the completion of the transactions contemplated hereby and thereby (including losses or threatened losses of employees, customers, vendors, distributors or others having relationships with any of the Group Companies) provided, that, in the case of the foregoing clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) if such effect materially and disproportionately affects the Group Companies as compared to other Persons or businesses that operate in the industry and in the same markets in which the Group Companies operate, then the disproportionate aspect of such effect may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur.

“Company Parent” means Fazoli’s Group, Inc., a Delaware corporation.

“Company Surviving Fundamental Representations” means those representations and warranties in Section 3.2(a) and (b) (Capitalization).

“Company Units” means Units of the Company, as such term is defined in the LLC Agreement.

“Confidential Information” has the meaning set forth in Section 5.9(b).

“Confidentiality Agreement” means the confidentiality letter agreement, dated as of July 20, 2021, by and between the Broker on behalf of Fazoli’s Restaurants, LLC and FAT Brands Inc.

“COVID-19” means SARS-CoV-2 or COVID-19, any mutation or variation thereof and any related or associated disease outbreaks, epidemics, pandemics or health conditions.

“Damages” means a loss, liability, claim, charge, Taxes, damage, out-of-pocket expense (including the costs and expenses incurred in investigating, pursuing or setting a claim and legal fees and expenses), penalty, fine and all interest, but excluding punitive and exemplary damages (other than punitive and exemplary damages paid or payable in connection with a third party claim).

“Determination Date” has the meaning set forth in Section 2.5(d)(i).

“Distribution Waterfall” has the meaning set forth in Section 2.5(b).

“DLLCA” means the Delaware Limited Liability Company Act.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Benefit Plan” means (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA); (b) each pension, group insurance, benefit, retirement, employment, compensation, deferred compensation, excess or supplemental benefit, incentive, stock option, restricted equity, equity appreciation right, equity interest, phantom equity, change in control, severance, vacation, paid time off, fringe-benefit contracts, schemes, programs, funds, commitments, or arrangements of any kind and (c) all other plans, contracts, schemes, programs, funds, commitments, or arrangements providing for compensation or other benefits, whether written or oral, formal or informal, qualified or unqualified, funded or unfunded, and including any that have been frozen, which pertain to any current or former employee, directors, officer or individual contractor of any Group Company (or any dependent of beneficiary thereof), and to which any Group Company is or has been a party to or by which any of them is or has been bound, maintains, sponsors or contributes to or to which any Group Company may otherwise have liability, including by reason of affiliation with any ERISA Affiliate, in each case other than any benefit or compensation plan, program, policy or arrangement maintained or contributed to on behalf of service providers located outside the United States to which contributions are mandated by a Governmental Entity.

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“Engagement” has the meaning set forth in Section 10.18(a).

“Enterprise Value” means $130,000,000.00.

“Environmental Laws” means all applicable statutes, laws, rules, regulations, codes, ordinances and binding orders of all Governmental Entities in effect on or prior to the Closing Date concerning (a) pollution or protection of the environment, including all those relating to the manufacture, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, control, or cleanup of any Hazardous Materials, (b) the exposure of any Persons including employees to any Hazardous Materials, (c) occupational safety or health matters (as it relates to exposure to Hazardous Materials), and (d) the management, use, storage, disposal, cleanup or removal of asbestos, asbestos-containing materials, polychlorinated biphenyls or any other hazardous material in any building, facility or structure, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and the Resources Conservation and Recovery Act of 1976, as amended, in each case, as such of the foregoing are enacted and in effect on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity required to be aggregated with the Company under Sections 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

“Escrow Account” has the meaning set forth in Section 2.5(a)(i).

“Escrow Agent” has the meaning set forth in Section 2.5(a)(i).

“Escrow Agreement” has the meaning set forth in Section 2.5(a)(i).

“Escrow Amount” has the meaning set forth in Section 2.5(a)(i).

“Escrow Funds” means, at any time, the funds then remaining in the Escrow Account.

“Estimated Merger Consideration” has the meaning set forth in Section 2.5(a).

“Example Statement of Net Working Capital” means the statement of the aggregate value of certain of the current assets of the Group Companies less the aggregate value of certain of the current liabilities of the Group Companies, in each case, determined on a consolidated basis without duplication as of the close of business on September 30, 2021 and attached as Exhibit B hereto.

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“FDD” means any franchise disclosure documents (including documents prepared as “Franchise Disclosure Documents,” “FDDs,” or other disclosure documents) prepared in accordance with the FTC Rule, or any applicable Franchise Law, and all variations of such forms which have been approved for use or used by the Group Companies in any country, state, province or jurisdiction in connection with the offer or sale of Franchises.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Food Safety Laws” means the Federal Food, Drug, and Cosmetic Act, the Federal Trade Commission Act, applicable statutes and regulations of the United States Department of Agriculture, and analogous laws of any Governmental Entity and their respective implementing regulations in each case which impose legal standards with respect to the quality and safety of food products intended for human consumption, including any such laws relating to the handling, preparation, manufacturing, storage, distribution, marketing or sale of such food products.

“Force Majeure Events” means, collectively, the changes, events, conditions, circumstances, occurrences and states of facts set forth in clauses (i) – (iv), (vi) and (viii) of the definition of “Company Material Adverse Effect”.

“Franchise” means any grant by the Group Companies to any Person of the right to engage in or carry on the business of one or more quick service restaurants using the name “Fazoli’s” under or in association with any Intellectual Property Rights of the Group Companies, and a system for the establishment, operation and/or support of such a business.

“Franchise Agreement” means any written contract pursuant to which any of the Group Companies has granted a Person the right to establish and operate a Franchise.

“Franchise Law” means the FTC Rule and any other law regulating the offer or sale of franchises, business opportunities, seller-assisted marketing plans or similar relationships, or governing the relationships between franchisors and franchisees.

“Franchisee” means any Person to whom any of the Group Companies has granted a Franchise pursuant to a Franchise Agreement.

“Fraud” means an act, committed by a party hereto, with intent to deceive another party hereto, or to induce such other party to enter into this Agreement and requires: (i) a false representation contained in Article 3 or Article 4 of this Agreement or a certificate contemplated by this Agreement; (ii) with knowledge that such representation is false or the Person making such representation believes it is false; (iii) with the intention to induce the other Person to whom such representation is made to enter into this Agreement or otherwise act or refrain from acting in reliance upon it; (iv) causing that other Person, in reliance upon such false representation to enter into this Agreement or otherwise take or refrain from taking action; and (v) causing such other Person to suffer damage by reason of such reliance. For the avoidance of doubt, Fraud does not include, and no claim may be made by any Person in relation to this Agreement or the transactions contemplated by this Agreement for, constructive fraud or other claims based on constructive knowledge, negligence, recklessness, misrepresentation, equitable fraud, or similar theories.

“FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq.

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“Fundamental Representations” means those representations and warranties in Sections 3.1 (Organization and Qualification), 3.2 (Capitalization), 3.3 (Authority; Execution; Enforceability), 3.5 (Consents and Approvals; No Violations), 3.18 (Brokers) and 3.20 (Transactions with Affiliates).

“Funded Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, breakage costs and relates expenses and fees payable as a result of the consummation of the transactions contemplated by this Agreement) arising under: (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses arising in the Ordinary Course of Business), (ii) indebtedness evidenced by any note, bond, debenture, note or other debt security, (iii) leases that are required to be capitalized in accordance with GAAP (but without regard to ASC 842 and the lease accounting standard thereunder and expressly excluding any real estate lease required to be capitalized under GAAP), (iv) any performance bond, letter of credit, surety bond or any bank overdrafts and similar charges (but solely to the extent drawn), (v) all liabilities of any Group Company arising out of interest rate and currency swap arrangements, forward sales, futures, options and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (vi) any deferred purchase price liabilities which any Group Company is liable, contingently or otherwise, related to property or services and past acquisitions (including earn-outs and seller notes and all liabilities of any Group Company to make payments in connection with covenants not to compete or similar agreements) of any Group Company, (vii) all obligations secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than a Permitted Lien) on property owned or acquired by any Group Company; (viii) accrued but unpaid liabilities arising from any deferred compensation and severance arrangements; (ix) any obligations of any Group Company to any former employees, officers, directors, retirees, independent contractors or consultants or other contractual fixed payment of any Group Company, including, without limitation, any obligations for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, severance, change in control, termination or other payments, and including such Group Company’s portion of any Taxes arising on such payments (which Taxes will (a) include any related payroll Taxes deferred under the CARES Act and (b) exclude any related credits or offsets of Taxes under the CARES Act) (excluding compensation and benefits provided to employees in the Ordinary Course of Business); (x) profit sharing obligations, to the extent not included in the calculation of Net Working Capital; (xi) any accrued interest, prepayment premiums, or penalties or other costs or expenses related to any of the foregoing, (ix) any Tax Liability Amount and (xi) guarantees directly or indirectly, in any manner, of the obligations described in clauses (i) through (x) above of any other Person. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (x) obligations between any Group Company and any other Group Company, (y) letters of credit or performance bonds, to the extent undrawn, or (z) amounts included as Unitholder Expenses or in Net Working Capital.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate or articles of incorporation (as applicable) and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any United States or foreign (i) federal, state, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

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“Group Companies” means, collectively, the Company and each of its Subsidiaries and “Group Company” shall refer to each of the Company and its Subsidiaries.

“Group Company IP Rights” has the meaning set forth in Section 3.12(a).

“Hazardous Material” means any pollutant, contaminant, chemical, material, substance, constituent, toxic or hazardous material, substance or waste (including, crude oil or any other petroleum product and asbestos) addressed by, subject to regulation under, or which can give rise to liability or an obligation under, any Environmental Law.

“Health and Safety Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or other applicable law, directive, guidelines or recommendations by any Governmental Entity (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with or in response to COVID-19, and any good faith action by the Group Companies in compliance therewith or in response thereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property Rights” means all patents, patent applications, trademarks and service marks (and all registrations and applications therefor and all goodwill associated therewith), trade names, copyrights (and all registrations and applications therefor), statutory design rights, mask works, Internet domain names, and trade secrets, in each case, to the extent protectable by applicable law.

“Key Employee(s)” means Carl Howard and Rodney Lee.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a)(ii).

“Leased Real Property” has the meaning set forth in Section 3.18(a).

“Letter of Transmittal” has the meaning set forth in Section 2.5(e).

“Lien” means any mortgage, pledge, easement, security interest, claim, encumbrance, lien, options to purchase or charge. For the avoidance of doubt, “Lien” shall not be deemed to include any license, option, or covenant of, or other contractual obligation with respect to, any Intellectual Property Rights that does not secure indebtedness.

“LLC Agreement” means that certain Limited Liability Company Agreement of the Company, dated as of July 2, 2015, as amended by that certain First Amendment to the Limited Liability Company Agreement of the Company, dated April 21, 2021, as each may be amended, restated or otherwise modified from time to time.

“Management Services Agreement” means that certain Management Services Agreement, dated as of July 2, 2015, by and between Company Parent and the Representative, as amended from time to time.

“Material Contracts” has the meaning set forth in Section 3.6(a).

“Material Permits” has the meaning set forth in Section 3.9.

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“Merger” has the meaning set forth in Section 2.2.

“Merger Consideration” means (i) the Enterprise Value, plus (ii) the amount of the Net Working Capital Adjustment (which may be a negative number), plus (iii) the amount of Cash and Cash Equivalents, minus (iv) the amount of Closing Date Funded Indebtedness, minus (v) the amount of Unpaid Unitholder Expenses.

“Merger Consideration Dispute Notice” has the meaning set forth in Section 2.5(c)(ii)(A).

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means the aggregate amount of current assets of the Group Companies, on a consolidated basis, as of the Adjustment Time that are included in the line item categories of current assets specifically identified on the Example Statement of Net Working Capital, less the aggregate amount of current liabilities of the Group Companies, on a consolidated basis, as of the open of business on the Closing Date that are included in the line item categories of current liabilities specifically identified on the Example Statement of Net Working Capital, in each case, determined on a consolidated basis without duplication, and determined in accordance with the Accounting Principles (excluding any practices, procedures, principles and methodologies that are performed solely on a year-end basis) using the same practices, procedures, principles and methodologies applied in the preparation of the Latest Balance Sheet (including with respect to the establishing of reserves). Notwithstanding the foregoing: Net Working Capital shall exclude (i) Tax assets and (ii) any item taken into account in the calculation of (A) Funded Indebtedness, (B) Cash and Cash Equivalents or (C) Unpaid Unitholder Expenses; and Net Working Capital shall include unpaid Taxes of the Company Group (except for income Taxes, which income Taxes shall be determined in accordance with the principles set forth in the definition of “Tax Liability Amount” in this Agreement), which Taxes will include any payroll and employment Taxes on any compensation or deferred compensation paid, accrued or arising, including such Tax deferred under the CARES Act or any loan, loan assistance or other financial assistance, in each case under the CARES Act. No actions taken by Parent, Merger Sub, the Company or any of their respective Subsidiaries at or following the Closing shall be given effect for purposes of determining the Net Working Capital

“Net Working Capital Adjustment” means (i) the amount by which Net Working Capital exceeds the Target Working Capital or (ii) the amount by which Net Working Capital is less than the Target Working Capital, in each case, if applicable; provided that any amount which is calculated pursuant to clause (ii) above shall be expressed as a negative number.

“New Plans” has the meaning set forth in Section 5.10(a)

“Obligations” has the mean set forth in Section 7.1(d).

“Ordinary Course of Business” means, with respect to any Person or business, the ordinary course of business consistent with the applicable Person’s or business’ past customs and practices; provided that, actions taken (or omitted) in good faith by such Person or similarly situated Persons operating in the same or similar industry in response to a condition or conditions arising from COVID-19, including as a result of or in response to any Health and Safety Measures or Responsive Measures, as applicable, shall be deemed Ordinary Course of Business.

“Outside Date” means January 17, 2022.

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“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Parent Indemnified Parties” means Parent, and each of its Affiliates (including, without limitation, the Group Companies after the Closing), and each of their respective directors, managers, officers and employees, partners (limited and general), stockholders, members, agents, attorneys, representatives and each of the successors and assigns of any of the foregoing.

“Parent Related Party” means (i) the former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, representatives, successors or assignees of Parent or Merger Sub and (ii) any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, representatives, successors or assignees of any of the Persons described in clause (i).

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015 (P.L. 114-74), together with any Treasury Regulations promulgated thereunder, and any similar provisions of state or local Tax law.

“Pass-Through Tax Return” means a Tax Return that reports taxable income with respect to the Group Companies but with respect to which the direct or indirect beneficial owner or owners of the Group Companies are required to pay the related Tax.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, any similar U.S. presidential memorandum, executive order or similar publication permitting or requiring the deferral of any payroll Taxes (including those imposed by Sections 3101(a) and 3201 of the Code) and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65 and IRS Notice 2021-11).

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet delinquent and which are not individually or in the aggregate material to the business of the Group Companies, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith and for which there are adequate accruals or reserves on the Latest Balance Sheet, (c) encumbrances and restrictions on property (including easements, covenants, conditions, rights of way and similar restrictions) and other similar matters that do not materially interfere with the Group Companies’ present uses or occupancy of such property and that are disclosed on Schedule 3.17(a), (d) Liens securing the obligations of the Group Companies with respect to Funded Indebtedness (provided that such Liens shall not be Permitted Liens as of the Closing), (e) Liens granted to any lender at the Closing in connection with any financing by Parent or Merger Sub of the transactions contemplated hereby, (f) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon, (g) matters that would be disclosed by an accurate survey or inspection of the real property, to the extent such matters would not reasonably be expected to adversely affect in any material respect the ability of the applicable Group Company to use the applicable assets, (h) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, sublicense, lease, sublease or other similar agreement or in the property being leased or licensed which are not individual or in the aggregate material to the Group Companies, (i) purchase money Liens and Liens securing rental payments under capital lease arrangements, (j) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or similar laws incurred in the Ordinary Course of Business and (k) Liens described on Schedule P-1.

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“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Data” means (A) any data relating to one or more individual(s) that is personally identifying, including data that identifies an individual or, in combination with any other information or data available to the Group Companies, is capable of identifying an individual and (B) any other information or data that is deemed “personal data” or any similar term (e.g., “personal information” or “personally identifiable information” or “PII”) provided by applicable law.

“Pre-Closing Straddle Period” means, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Pre-Closing Tax Period” means, with respect to any Group Company, any taxable period ending on or before the Closing Date.

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.5(c)(i).

“Real Property Lease” has the meaning set forth in Section 3.18(a).

“Released Claims” has the meaning set forth in Section 8.3.

“Released Parties” has the meaning set forth in Section 8.3.

“Releasing Party” and “Releasing Parties” have the meaning set forth in Section 8.3.

“Representation and Warranty Policy” has the meaning set forth in Section 5.20.

“Representative” has the meaning set forth in Section 9.1(a).

“Representative Adjustment Notice” has the meaning set forth in Section 2.5(c)(i).

“Representative Expense Amount” has the meaning set forth in Section 2.5(a)(ii).

“Responsive Measures” means any action by the Group Companies in compliance with or in response to any Force Majeure Event.

“Restricted Period” has the meaning set forth in Section 5.8.

“Reverse Termination Fee” has the mean set forth in Section 7.1(c).

“Scheduled IP Rights” has the meaning set forth in Section 3.12(c).

“Schedules” has the meaning set forth in Section 5.11.

“Second Request” has the meaning set forth in Section 5.4(a).

“Seller Related Parties” has the mean set forth in Section 7.1(e).

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“Sentinel Affiliates” has the meaning set forth in Section 5.9(a).

“Sentinel Parties” means, collectively, Sentinel Capital Partners, V, L.P., Sentinel Capital Partners, V-A, L.P., Sentinel Capital Investors, V, L.P., and the Representative, and each a “Sentinel Party”.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Entity” has the meaning set forth in Section 2.2.

“Target Working Capital” means negative seven million nine hundred nine thousand six hundred twenty-four and 45/100 Dollars (-$7,909,624.45).

“Tax” or “Taxes” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, escheat, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, real property gains, personal property, unclaimed property, sales, use, transfer, registration, special assessment, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, in each case whether disputed or not.

“Tax Contest” has the meaning set forth in Section 5.18.

“Tax Liability Amount” means an amount (which shall not be less than zero ($0) dollars) equal to the sum of any unpaid income Taxes of the Group Companies (whether or not yet due) for all Pre-Closing Tax Periods and Pre-Closing Straddle Periods as of the Closing Date; provided, that such amounts shall be calculated (A) after giving effect to any Transaction Tax Deductions (determined in accordance with Section 5.15(d)) and (B) by including in taxable income any income deferred (or excluding from taxable income any deduction accelerated) as a result of those items described in clauses (i) through (viii) of Section 3.16(q) or in Section 3.16(r).

“Tax Return” means any return, election, declaration, report, claim for refund or credit, information return or other statement, or form (including any schedule or attachment thereto or amendment thereof) required to be filed with a Governmental Entity with respect to any Taxes.

“Transaction Tax Deductions” means the sum of all items of losses, deductions or credits, to the extent deductible under a “more likely than not” standard under applicable Tax law and without duplication, resulting from, or attributable to any payment to be made by or on behalf of any Group Company in connection with the transactions contemplated by this Agreement, including (a) the Unitholder Expenses (regardless of whether such items remain unpaid as of Closing), (b) the repayment of Funded Indebtedness at Closing or as otherwise contemplated by this Agreement (including any amounts treated as interest for U.S. federal income tax purposes and including any capitalized financing fees, costs and expenses that become currently deductible as a result thereof) and (c) any payment of compensation, or vesting of compensation or property, in each case, that arises from or in connection with any of the transactions contemplated by this Agreement (including the employer portion of any associated payroll or similar Taxes).

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“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Unitholder” means each holder of Company Units.

“Unitholder Expenses” means, without duplication, the collective amount payable by any of the Group Companies or the Representative for all out-of-pocket fees, costs and expenses incurred in connection with the negotiation and execution of this Agreement, the Ancillary Documents and/or the consummation of the transactions contemplated herein or therein, including (i) any such fees and expenses of any other attorneys, accountants, consultants or other professional service providers, (ii) the fees and expenses of the Broker or any other broker, finder or investment banker in connection with the transactions contemplated by this Agreement or otherwise relating to the sale or potential sale of the Group Companies, (iii) any fees and expenses payable pursuant to the Management Services Agreement in connection with the Closing, (iv) any change of control, success, retention or similar bonuses payable by any Group Company solely as a result of the consummation of the transactions contemplated hereunder and (v) 50% of the fees payable in connection with any required filing under the HSR Act, and (vi) 50% of the fees payable in connection with the tail policy described in Section 5.5(b).

“Unitholder Related Party” means (i) the former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, representatives, successors or assignees of any Unitholder or any Group Company and (ii) any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, successors or assignees of any of the Persons described in clause (i) above.

“Unpaid Unitholder Expenses” means the amount of Unitholder Expenses incurred and unpaid as of immediately prior to the Closing.

“Update” has the meaning set forth in Section 5.11.

“W&W” means Winthrop & Weinstine, P.A.

Article 2
CLOSING UNIT PURCHASE

Section 2.1 Closing of the Transaction. The consummation of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., New York time, on the second (2nd) Business Day after the satisfaction (or waiver) of the conditions set forth in Article 6 (not including conditions which are to be satisfied by actions taken at the Closing, but subject to the satisfaction of such conditions on the Closing Date or waiver by the party entitled to waive such conditions), by electronic exchange of executed documents, or such date as mutually agreed by the parties in writing; provided the Closing shall not take place prior to December 15, 2021. The “Closing Date” shall be the date on which the Closing is consummated.

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Section 2.2 Merger. Subject to the terms and conditions set forth herein, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”) and the separate existence of Merger Sub shall thereupon cease. The Company shall be the surviving entity in the Merger (hereinafter referred to for the periods on and after the Effective Time as the “Surviving Entity”), and the separate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as provided in Section 2.3 and Section 10.18. The Merger shall have the effects set forth in this Agreement and the DLLCA. On the Closing Date, Merger Sub and the Company shall cause a Certificate of Merger between Merger Sub and the Company (the “Certificate of Merger”) to be executed and filed with the Secretary of State of Delaware as provided in Section 18-209 of the DLLCA. For purposes of this Agreement, the “Effective Time” shall mean the time at which the Certificate of Merger has been duly filed in the Office of the Secretary of State of Delaware and has become effective in accordance with the DLLCA or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger.

Section 2.3 Certificate of Formation and Limited Liability Company Agreement of the Surviving Entity; Officers and Managers of the Surviving Entity. At the Effective Time, (i) subject to Section 5.5, the certificate of formation and limited liability company agreement of the Surviving Entity shall be replaced by the certificate of formation and limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and under the DLLCA and subject to Section 5.5 and (ii) the officers and managers of the Surviving Entity shall be replaced by the officers and managers of Merger Sub immediately prior to the Effective Time.

Section 2.4 Conversion of Company Units and Membership Interests of Merger Sub.

(a) Company Units. At the Effective Time, by virtue of the Merger and without any action on the part of any party, all of the Company Units that are outstanding shall thereupon cease to be outstanding, shall be cancelled and shall be converted into and become the right to receive only, subject to the delivery by any such Unitholder of a Letter of Transmittal pursuant to Section 2.5(e), (i) the applicable portion of the Merger Consideration and (ii) the applicable portion of the Additional Consideration, if any, in each case, in accordance with the Distribution Waterfall.

(b) Allocation of Consideration. The Merger Consideration (including any Additional Consideration, if any) shall be allocated to the Unitholders so that each Unitholder as of immediately prior to the Effective Time shall be entitled to receive, as and when provided pursuant to the terms of this Agreement and, if applicable with respect to Unitholders, subject to the delivery by any such Unitholder of a Letter of Transmittal pursuant to Section 2.5(e), his, her or its applicable portion of the Estimated Merger Consideration (together with the Additional Consideration, if any) as determined in accordance with the Distribution Waterfall.

(c) Membership Interests of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Parent or Merger Sub, the membership interests of Merger Sub shall be converted into membership units of the Surviving Entity.

Section 2.5 Merger Consideration.

(a) Estimated Merger Consideration. No later than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a written statement setting forth (i) its good faith estimate of the Merger Consideration (the “Estimated Merger Consideration”) in respect of which the Company shall (A) use the actual Enterprise Value and (B) estimate (1) the amount of Closing Date Funded Indebtedness, (2) the amount of Unpaid Unitholder Expenses, (3) the amount of Cash and Cash Equivalents, and (4) the Net Working Capital Adjustment. To the extent reasonably requested by Parent, the Company will make available to Parent and its auditors and advisors all material records and work papers used in preparing the statement setting forth the Estimated Merger Consideration; provided that any information provided pursuant hereto shall be subject to the confidentiality and non-use obligations of Section 5.3. The Company shall review any comments reasonably proposed by Parent with respect to the statement setting forth the Estimated Merger Consideration, and will consider, in good faith, any appropriate changes; provided, however, that if the Company does not agree with respect to any such comments or changes, the estimates set forth in the Estimated Merger Consideration delivered by the Company in accordance with this Section 2.5(a) will control in all respects, and in no event will Parent’s consent or approval be deemed to condition or delay the Closing. At the Closing:

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(i) $1,000,000 (such amount, the “Escrow Amount”) shall be deposited into an escrow account (the “Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be (x) entered into on the Closing Date among Parent, Representative and JPMorgan Chase Bank, National Association (the “Escrow Agent”), and (y) substantially in the form of Exhibit C attached hereto;

(ii) $500,000 (such amount, the “Representative Expense Amount”) into an account designated by the Representative, for purposes of satisfying costs, expenses and/or liabilities incurred in its capacity as the Representative and otherwise in accordance with this Agreement; and

(iii) an amount equal to the Estimated Merger Consideration allocable to Unitholders who have delivered a Letter of Transmittal prior to the Closing in accordance with Section 2.5(e), minus the Escrow Amount, minus the Representative Expense Amount shall be paid to the Unitholders.

In addition, at the Closing, Parent shall pay, or shall cause to be paid, in cash by wire transfer of immediately available funds, (i) the entire amount of the Closing Date Funded Indebtedness of the type referred to in clauses (i) and (ii) of the definition of Funded Indebtedness, except to the extent of income Taxes not yet due as of the Closing Date, in the amounts and pursuant to wire instructions set forth in the applicable payoff letters (if any), which shall be in a form reasonably acceptable to Parent and be delivered three (3) Business Days prior to Closing, and (ii) the Unpaid Unitholder Expenses in the amounts set forth in the calculation of the Estimated Merger Consideration delivered hereunder pursuant to wire instructions provided to Parent by Representative three (3) Business Days prior to the Closing. Three (3) Business Days prior to the Closing Date, Representative shall provide Parent with a flow of funds setting forth the amounts to be paid pursuant to this Section 2.5(a) along with wire instructions therefor (it being understood that at the Representative’s option, Representative may include in such flow of funds the allocation of the amounts referred to in Section 2.5(a)(iii) amongst the Unitholders in accordance with Section 2.5(b) and in such case Parent shall make such payments directly to the Unitholders in accordance with such flow of funds).

(b) Payments to Unitholders. Notwithstanding any amendment, restatement or other modification of the LLC Agreement after the date hereof, each party hereto agrees that payments to the Unitholders pursuant to this Agreement shall be distributed among the Unitholders who have delivered a Letter of Transmittal in accordance with Section 2.5(e), in each case, in accordance with the distribution provisions contained in Article VII of the LLC Agreement (the “Distribution Waterfall”) as in effect immediately prior to the Closing and as set forth in a funds flow allocation delivered by Representative, which shall bear full responsibility for its accuracy, prior to the Closing, based on the Unitholders’ respective ownership of Company Units as of immediately prior to the Closing.

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(c) Determination of Final Merger Consideration.

(i) As soon as practicable, but no later than seventy-five (75) days after the Closing Date, Parent shall prepare and deliver to the Representative proposed calculations of (A) the Net Working Capital, (B) the amount of Cash and Cash Equivalents, (C) the amount of Closing Date Funded Indebtedness, (D) the amount of Unpaid Unitholder Expenses, and (E) the resulting Merger Consideration (which calculations shall collectively be referred to herein as the “Proposed Closing Date Calculations”). If Parent fails to timely deliver any of the Proposed Closing Date Calculations in accordance with the foregoing, then, upon ten (10) days written notice to Parent (“Representative Adjustment Notice”), at the election of the Representative in its sole discretion, either (i) the Actual Adjustment shall be deemed to equal zero or (ii) the Representative may retain (at the expense of Parent) a nationally recognized independent accounting firm to review the Group Companies’ books, review the calculation of the Estimated Merger Consideration and make any adjustments necessary thereto consistent with the provisions of this Section 2.5(c), and the determination of such accounting firm shall be conclusive and binding on the parties hereto; provided, however, that the Representative reserves any and all other rights granted to it in this Agreement; and provided, further, that if Parent delivers Proposed Closing Date Calculations to Representative before the tenth (10th) day following Representative’s delivery of the Representative Adjustment Notice, then the Proposed Closing Date Calculations shall be deemed to have been given timely and the process set forth in Section 2.5(c)(ii) shall govern.

(ii)

(A) If the Representative does not give written notice of any dispute (a “Merger Consideration Dispute Notice”) to Parent within thirty (30) days of receiving the Proposed Closing Date Calculations, the Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Unpaid Unitholder Expenses, and the Merger Consideration, in each case, for purposes of determining the Actual Adjustment; provided, however, that in the event that Parent does not provide any materials reasonably requested by the Representative pursuant to Section 2.5(c)(iii) within five (5) days of request therefor (or such shorter period as may remain in such thirty (30) day period), such thirty (30) day period shall be extended by one (1) day for each additional day required for Parent to fully respond to such request. Prior to the end of such thirty (30) day period (or such longer period as may be extended in accordance with this paragraph), the Representative may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Parent, in which case the Merger Consideration will be finally determined when such notice is given. If the Representative delivers a Merger Consideration Dispute Notice to Parent within such thirty (30) day period (or such longer period as may be extended in accordance with this paragraph), Parent and the Representative shall use commercially reasonable efforts to resolve the dispute during the thirty (30) day period commencing on the date Parent receives the Merger Consideration Dispute Notice from the Representative. The parties hereto acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to Parent and the Representative during such thirty (30) day period of negotiations and any subsequent dispute arising therefrom. Any item set forth in the Proposed Closing Date Calculations and not objected to in the Merger Consideration Dispute Notice shall be final and binding on the parties hereto. If the Representative and Parent do not agree upon a final resolution with respect to any disputed items within such thirty (30) day period, then the remaining items in dispute shall be submitted immediately to the dispute resolution group of a nationally-recognized, independent accounting firm reasonably acceptable to Parent and the Representative (such accounting firm, the “Accounting Firm”). The Accounting Firm shall be instructed, and Parent and the Representative shall use commercially reasonable efforts to cause the Accounting Firm, to render a determination of the applicable dispute within forty-five (45) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor.

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(B) Within fifteen (15) days after the engagement of the Accounting Firm, the Representative and Parent shall present their respective positions with respect to the items set forth in the Merger Consideration Dispute Notice in the form of a written report, a copy of which shall be concurrently delivered to the other party hereto, and no ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed; provided that at the Accounting Firm’s request, or as mutually agreed by the Representative and Parent, the Representative and Parent may meet with the Accounting Firm so long as representatives of both the Representative and Parent are present. The Accounting Firm’s determination shall be instructed to be based solely on the written reports submitted to the Accounting Firm by the Representative and Parent, oral submissions by the Representative and Parent at meetings held in compliance with the prior sentence, and on the definitions and other terms included herein (i.e., not on independent review); provided that, in resolving a disputed item, the Accounting Firm may not assign a value to any particular item greater than the greatest value for such item or less than the smallest value for such item, in each case claimed by Parent or the Representative in the written reports presented to the Accounting Firm. The Accounting Firm’s decision with respect to the matters in dispute shall, absent manifest error, be final and binding on the parties hereto, and any party may seek to enforce such decision in a court of competent jurisdiction in accordance with the terms hereof.

(C) The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between the Representative and Parent, and any associated engagement fees shall be initially paid 50% by the Representative (on behalf of the Unitholders) and 50% by Parent; provided that such fees shall ultimately be adjusted as set forth below. All other costs and expenses incurred by the parties hereto in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. The fees and disbursements of the Accounting Firm shall ultimately be allocated between the Representative (on behalf of the Unitholders) and Parent in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that are unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted. Such determination of the Accounting Firm shall be conclusive and binding upon the parties hereto. The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.5(c)(ii) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Unpaid Unitholder Expenses, and Merger Consideration, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

(iii) Parent shall, and shall cause the Surviving Entity and each Group Company to, make its financial records and the working papers of Parent’s, the Surviving Entity’s and the Group Companies’ accountants available to the Representative and its accountants and other representatives at reasonable times at any time during the review by the Representative and its accountants and representatives of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations.

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(d) Payment of Actual Adjustment.

(i) If the Actual Adjustment is a positive amount, Parent shall pay, or cause to be paid, to each Unitholder an amount equal to such Person’s portion of the Actual Adjustment (as determined pursuant to Section 2.5(b) and as calculated by the Representative and delivered in writing to Parent) by wire transfer or delivery of immediately available funds, in each case, within three (3) Business Days after the date on which the Merger Consideration is finally determined pursuant to Section 2.5(c) (the “Determination Date”);

(ii) If the Actual Adjustment is a negative amount, then within three (3) Business Days after the date on which the Merger Consideration is finally determined pursuant to Section 2.5(c), Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Parent from the Escrow Funds an amount equal to the absolute value of the Actual Adjustment (to the extent the Escrow Funds are sufficient).

(iii) Within three (3) Business Days after the Determination Date, Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver any Escrow Funds not distributed to Parent pursuant to Section 2.5(d)(ii) to each Unitholder, to be distributed to such Persons in accordance with Section 2.5(b) and as calculated by the Representative and delivered in writing to Parent;

(iv) For the avoidance of doubt, recovery from the Escrow Account shall be the sole and exclusive remedy available to Parent and its Affiliates with respect to any negative Actual Adjustment and no Unitholder nor any of such Unitholders’ respective Affiliates shall have any liability or obligation under this Section 2.5 or otherwise for any portion of the Actual Adjustment in excess of the amount of the then-remaining Escrow Funds.

(v) Any amounts which become payable pursuant to this Section 2.5(d) will constitute an adjustment to the Merger Consideration for all purposes.

(e) Letter of Transmittal. Each Unitholder who delivers a completed and duly executed letter of transmittal in the form attached hereto as Exhibit D (a “Letter of Transmittal”) to the Company at least two (2) Business Days prior to the Effective Time shall be entitled to receive at the Closing, in exchange therefor, from Parent, such consideration determined in accordance with Section 2.5(b) (together with the right to receive such Person’s allocable portion of the Additional Consideration, if any, to be paid and/or distributed to the Unitholders in accordance with this Agreement), into which such Unitholder’s Company Units shall have been converted as a result of the Merger. If a Unitholder delivers his, her or its completed and duly executed Letter of Transmittal to the Surviving Entity after the Effective Time, then within five (5) Business Days after such delivery, Parent shall deliver or cause to be delivered to such Unitholder such portion of the consideration determined in accordance with Section 2.5(b) (together with the right to receive such Person’s allocable portion of the Additional Consideration, if any, to be paid and/or distributed to the Unitholders in accordance with this Agreement), into which such Unitholder’s Company Units shall have been converted as a result of the Merger. Until a Letter of Transmittal is validly delivered, each such Company Unit shall represent solely the right to receive the portion of the Merger Consideration into which such Company Unit shall have been converted pursuant to Section 2.4, without interest. All Merger Consideration paid upon the delivery of a Letter of Transmittal in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of any and all rights pertaining to Company Units to which such Letter of Transmittal relates (other than the right to receive any Additional Consideration, if any).

Section 2.6 Merger Consideration Allocation. The Merger Consideration attributable to the Parent’s acquisition of Company Units (and other relevant items that are treated for Tax purposes as part of the consideration paid for such units, including any liabilities) shall be allocated among the assets of the Company in accordance with Sections 751, 755 and 1060 of the Code and the Treasury Regulations thereunder, as applicable, and in a manner consistent with the schedule set forth on Exhibit E (the “Allocation Schedule”). Any adjustments to the Merger Consideration shall be allocated in a manner consistent with the Allocation Schedule. Each of the Unitholders, Parent and the Group Companies agree to file (and cause their Affiliates to file) their respective Tax Returns, reports and other forms in a manner consistent with the Allocation Schedule; provided that nothing in this Section 2.6 shall be construed so as to prevent any such party from settling, or require any such party to commence or participate in any litigation or administrative process challenging, any determination by a Governmental Entity that is based upon or arising out of the Allocation Schedule.

Section 2.7 Withholding Taxes. Notwithstanding anything to the contrary contained herein or in any other document to the contrary, each of Parent, the Surviving Entity, Escrow Agent or any other applicable payor shall be entitled to deduct and withhold any required Taxes from any payments to be made hereunder, which Taxes are required to be deducted or withheld with respect to the making of any such payment under applicable law; provided, however, except with respect to payments in the nature of compensation to be made to employees or former employees, Parent, the Surviving Entity, Escrow Agent or any other applicable payor shall provide the Representative with a written notice of the intention to withhold at least five (5) Business Days prior to any such withholding and each of the applicable parties shall use commercially reasonable efforts to minimize any such withholdings or deductions. To the extent that amounts are so withheld by Parent, the Surviving Entity, Escrow Agent or any other applicable payor, as the case may be, such withheld amounts (a) shall be remitted by Parent, the Surviving Entity, Escrow Agent or other applicable payor, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the applicable recipient in respect of which such deduction and withholding was made by Parent, the Surviving Entity, Escrow Agent or other applicable payor, as the case may be. To the extent Parent, the Surviving Entity, Escrow Agent or any other applicable payor, as the case may be, deducts or withholds any amount from a Unitholder that was not required to be deducted or withheld, such deducted or withheld amount shall be promptly returned to the applicable payee party within ten (10) days of a reasonable good faith determination by the payor party that such amount was improperly deducted or withheld.

Section 2.8 Escheat Laws. After the Closing Date, Parent shall hold in a separate, non-interest bearing account, the portion of the Merger Consideration payable in respect of Unitholders outstanding as of the Effective Time who have not delivered a Letter of Transmittal at or prior to the Effective Time in accordance with this Agreement. After the Closing Date, each of the former Unitholders as of the Effective Time who have not delivered a Letter of Transmittal may deliver such Letter of Transmittal to Parent and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor, and Parent shall promptly pay, in accordance with Section 2.5(e), the portion of the Merger Consideration and/or any Additional Consideration, if any, deliverable in respect thereof as determined in accordance with this Agreement, without any interest thereon. None of Parent, Merger Sub, the Company or the Surviving Entity or any of their respective Affiliates shall be liable to any Person in respect of any cash or property delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

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Article 3
REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

As of the date hereof, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization and Qualification. Each Group Company is a corporation, limited partnership, limited liability company or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the laws of its respective jurisdiction of formation or organization (as applicable), and each Group Company has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted. Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent and Merger Sub an accurate and complete copy of each Governing Document of each Group Company, in each case, as in effect as of the date of this Agreement. No Group Company is in material breach or material default of any obligation under its Governing Document. Schedule 3.1(a) lists the officers, directors, or managers of each Group Company.

Section 3.2 Capitalization.

(a) Schedule 3.2(a) sets for the total number of outstanding Company Units, the holders of each Company Unit and the number, type, class or series of such Company Unit held by such holder as of the date hereof.

(b) Except as set forth on Schedule 3.2(a), there are outstanding (i) no other equity securities of the Company, (ii) no securities of the Company convertible into or exchangeable for equity securities of the Company or phantom equity securities of the Company, (iii) no options, warrants, profits interests, rights to subscribe to, purchase rights, calls, commitments or other rights to acquire from the Company and no obligations, contracts, commitments, understandings or arrangements of the Company to issue, any equity securities, options, warrants, profits interests, rights to subscribe to, purchase rights, calls, commitments or securities convertible into or exchangeable for equity securities of the Company or phantom equity securities of the Company and (iv) no phantom equity securities of the Company.

(c) All of the issued and outstanding Company Units are duly authorized, validly issued, fully-paid and non-assessable, and no such Company Unit was issued in violation of any securities laws, preemptive or similar right, purchase option, call or right of first refusal or similar right, or restrictions on transfer (other than restrictions under applicable federal, state and other securities laws). Except with respect to the documents set forth on Schedule 3.2(a), there are no voting trusts or other binding agreements with respect to the voting of the equity interests of the Company and the Company is not party to or bound by any registration rights agreement or other similar agreement or understanding.

(d) Except as set forth on Schedule 3.2(d), no Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, or any option, warrant or other right to acquire, at any time, any equity or similar interest in, any Person. Schedule 3.2(d) sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Group Company, with respect to each Person of which such Group Company owns directly or indirectly, any equity or equity related securities. Except as set forth on Schedule 3.2(d), there are no outstanding (i) other equity securities of any Subsidiary of the Company, (ii) other equity securities of any Subsidiary of the Company convertible into or exchangeable for equity securities of any Subsidiary of the Company or phantom equity securities of any Subsidiary of the Company, (iii) options, warrants or other rights to acquire from any Subsidiary of the Company, or obligation of any Subsidiary of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of any Subsidiary of the Company or phantom equity securities of any Subsidiary of the Company or (iv) phantom equity securities of any Subsidiary of the Company.

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(e) All outstanding equity securities of each Subsidiary of the Company (except to the extent such concepts are not applicable under the applicable law of such Subsidiary’s jurisdiction of formation or other applicable law) are duly authorized, validly issued, fully-paid and non-assessable, and no such equity securities were issued in violation of any securities laws, preemptive or similar right, purchase option, call or right of first refusal or similar right (other than such rights as may be held by any Group Company), restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or Liens (other than Permitted Liens) and are owned, beneficially and of record, by another Group Company. Except with respect to the documents set forth on Schedule 3.2(a), there are no voting trusts or other binding agreements with respect to the voting of the equity securities of any Subsidiary of the Company and no Subsidiary of the Company is party to or bound by any securityholders’ agreement, registration rights agreement or other similar agreement or understanding.

Section 3.3 Authority; Execution; Enforceability.

(a) The Company has the requisite limited liability company power and authority to execute, deliver and perform this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (the “Ancillary Documents”) to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which the Company is a party and the performance by the Company of its obligations hereunder and thereunder have been duly and validly authorized and approved by all necessary limited liability company action on the part of the Company, each such authorization and approval remains in full force and effect.

(b) This Agreement has been (and each of the Ancillary Documents to which the Company will be a party will be at or prior to the Closing) duly executed and delivered by the Company constitutes (or, in the case of the Ancillary Documents, will constitute when executed) a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against the Company in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) Attached hereto as Schedule 3.4 are the following financial statements (such financial statements, the “Financial Statements”):

(i) the audited consolidated balance sheet of Company Parent and its consolidated Subsidiaries as of March 31, 2021 (the “Annual Audited Balance Sheet”) and April 1, 2020 and the related audited consolidated statements of income, cash flows and stockholders’ equity for each of the twelve (12)-month period then ended; and

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(ii) the unaudited consolidated balance sheet of Company Parent and its consolidated Subsidiaries as of September 30, 2021 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income and cash flows for the six (6) month period then ended.

(b) Except as set forth on Schedule 3.4, (i) the audited Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of notes and normal year-end adjustments and (ii) the Financial Statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Group Companies as of the dates thereof and for the periods therein referred to (subject, in the case of unaudited Financial Statements, to the absence of notes and normal year-end adjustments, none of which are material).

(c) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in all material respects in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity in all material respects with GAAP, consistently applied, and to maintain accountability for assets, and (iii) access to the tangible assets of the Group Companies is permitted in all material respects only in accordance with management’s general or specific authorization. The financial books and records and the accounts of the Group Companies used to prepare the Financial Statements: (i) have been maintained in all material respects in accordance with reasonable business practices for privately-owned businesses of similar size operating in similar industries, (ii) are stated in reasonable detail for the preparation of the Financial Statements in accordance with GAAP, and (iii) reflect actual bona fide transactions of the Group Companies and are accurate and complete in all material respects.

(d) As of the date of this Agreement, the Company does not have any liability or obligation or claim against any Group Company, whether or not required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, and which would be material to the Group Companies, taken as a whole, except for liabilities and obligations (i) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the date of the Latest Balance Sheet in the Ordinary Course of Business of the Group Companies (none of which include liabilities arising from breach of contract, tort, violation of law, infringement, dilution, misappropriation or arising out of a claim or lawsuit or COVID-19), (iii) incurred in connection with the transactions contemplated by this Agreement or the Ancillary Documents, (iv) disclosed in the schedules hereto, or (v) pursuant to any Material Contract or other contract to which any Group Company is a party that is not required to be set forth on Schedule 3.6(a) (not including liabilities arising from breach of any such contract).

Section 3.5 Consents and Approvals; No Violations. Except as set forth on Schedule 3.5, assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.3, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by any Group Company of this Agreement or the Ancillary Documents to which any Group Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) those that may be required solely by reason of Parent’s or Merger Sub’s (as opposed to any other third party’s) participation in the transactions contemplated hereby, (iii) those the failure of which to obtain or make would not reasonably be expected to have a material and adverse effect on the Group Companies and (iv) applicable requirements, if any, of federal securities laws or state “blue sky” laws. None of the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party nor the consummation by the Company of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (b) except as set forth on Schedule 3.5, result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default under or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Material Contract, Real Property Lease or Material Permit, (c) materially violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity having jurisdiction over any Group Company or any of their respective properties or assets or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of any Group Company, which in the case of clauses (b) through (d) above would reasonably be expected to be material to the Group Companies, taken as a whole.

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Section 3.6 Material Contracts.

(a) Schedule 3.6(a) sets forth a true, correct and complete list of each of the following contracts of each Group Company as of the date hereof, to the extent any such contract or agreement remains in effect as of the date hereof (such contracts required to be listed or described on Schedule 3.6(a), collectively, the “Material Contracts”):

(i) agreement or indenture relating to Funded Indebtedness;

(ii) contract under which any Group Company has made advances or loans to another Person in excess of $125,000, other than to inter-company loans or advances to any employee or director in connection with travel, entertainment and related business expenses or other customary out-of-pocket expenses in the Ordinary Course of Business;

(iii) lease or agreement under which any Group Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $125,000;

(iv) lease or agreement under which any Group Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $125,000;

(v) operating agreement, partnership agreement, joint venture agreement or similar arrangement involving the sharing of revenue, profits, losses, costs or liabilities;

(vi) contract containing non-competition or non-solicitation covenants or otherwise containing covenants that purport to materially restrict any Group Company’s business activities or prohibiting any Group Company from (A) engaging in any material line of business, (B) providing for any material exclusivity, rights of first refusal, rights of first negotiation preferred treatment or similar requirement or (C) including any most favored pricing provisions;

(vii) collective bargaining agreement;

(viii) contract for the employment or engagement of any individual employee on a substantially full-time basis or consulting basis with an annual base compensation in excess of $250,000 (excluding at-will employees);

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(ix) contract that relates to the acquisition or disposition of, or investment in, any business, division or Person (whether by merger, sale of capital stock, sale of assets or otherwise), including investments in joint ventures and minority equity investments, in each case within the past three (3) years or pursuant to which any Group Company has any material outstanding rights or obligations;

(x) contracts requiring or providing for any capital expenditure that requires annual future payments in excess of three hundred and fifty thousand dollars ($350,000) in the aggregate;

(xi) other than purchase orders entered into in the Ordinary Course of Business, any contracts with any supplier required to be listed on Schedule 3.22;

(xii) contract which is a settlement, conciliation or litigation “standstill” contract (A) pursuant to which any Group Company will have material outstanding obligations after the Closing or (B) with respect to which material conditions precedent to the settlement have not been satisfied;

(xiii) contracts pursuant to which any Group Company grants to a third party, or a third party grants to any Group Company, a license to any Intellectual Property Rights, in each case involving consideration in excess of one hundred thousand dollars ($100,000) per annum, other than (A) contracts for the license of commercially available, off the shelf software or (B) contracts for the non-exclusive license of Intellectual Property Rights in the Ordinary Course of Business;

(xiv) each contract that is a securityholder agreement, shareholder agreement, registration rights agreement or any arrangement relating to or affecting the ownership of the equity interests of a Group Company; or

(xv) other agreement that is not terminable on less than 90 days’ notice and requires the payment by, or to, the Group Companies after the date hereof of an amount in excess of $250,000 per annum, excluding Real Property Leases and excluding agreements set forth on Schedule 3.10(a) or 3.23(a).

(b) The Company has made available to Parent and Merger Sub a true and correct copy of all written Material Contracts, together with all amendments, modifications or supplements thereto. Except as set forth on Schedule 3.6(b), each Material Contract is in full force and effect and is legal, valid and binding on the applicable Group Company party thereto and enforceable in accordance with its terms against such Group Company and, to the knowledge of the Company, each other party thereto (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity); provided that for purposes of representations made as of the Closing Date, this representation shall not apply to Material Contracts, if any, which have been terminated in accordance with their terms after the date hereof and prior to the Closing. Except as set forth on Schedule 3.6(b), no Group Company or, to the Company’s knowledge, other party thereto, is in breach of its material obligations under any Material Contract or has given to any other party notice alleging that such a material breach or material default has occurred. No party to any Material Contract has exercised any termination rights with respect thereto, and no party has given written notice of any material dispute with respect to any Material Contract.

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Section 3.7 Absence of Changes. Except as set forth on Schedule 3.7, since the date of the Latest Balance Sheet and ending on the date of this Agreement, (a) there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect, and (b) except in response to COVID 19 (including any Health and Safety Measures), (i) each Group Company has conducted its business in the Ordinary Course of Business, and (ii) no Group Company has taken any action that would have been prohibited by Section 5.1 if it had been taken after the date hereof and prior to the Closing Date.

Section 3.8 Litigation. Except as set forth on Schedule 3.8, as of the date of this Agreement there is no, and within the past three (3) years there has not been any, suit, litigation, arbitration, cause of action or legal proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company before any Governmental Entity which would, individually or in the aggregate, reasonably be expected to result in (a) liability on behalf of the Group Companies in excess of $250,000, or (b) material injunctive relief ordered against a Group Company. Except as set forth on Schedule 3.8, as of the date of this Agreement no Group Company is subject to any material outstanding order, writ, injunction or decree directed specifically at a Group Company or its assets or properties. Except as set forth on Schedule 3.8, as of the date of this Agreement there are no settlements to which any Group Company is a party or by which any of their material assets or properties are bound and pursuant to which the Group Companies have any material outstanding liabilities or obligations or limitations.

Section 3.9 Compliance with Applicable Law; Permits. Except as set forth on Schedule 3.9, the business of the Group Companies is, and within the past three (3) years has been, operated in compliance in all material respects with all applicable laws, rules, regulations, codes, ordinances and binding orders of all Governmental Entities and no Group Company, in the past three (3) years, has received any written notice of any action or proceeding against it alleging any material failure to comply with any such law. To the Company’s knowledge, the Group Companies hold all material permits, licenses, approvals, certificates and other authorizations of and from all, and have made all material declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted (“Material Permits”) and is in material compliance with all the terms and conditions of such Material Permits. There are no proceedings pending or, to the knowledge of the Company, threatened, relating to the suspension, revocation or modification of any Material Permit which is required for the operation of the business of the Group Companies as presently conducted.

Section 3.10 Employee Plans.

(a) Schedule 3.10(a) lists all material Employee Benefit Plans.

(b) No Employee Benefit Plan is a Multiemployer Plan or a plan that is subject to Title IV of ERISA. No material liability under Title IV of ERISA has been or, to the Company’s knowledge, is reasonably expected to be incurred by any Group Company or an ERISA Affiliate.

(c) Except as set forth on Schedule 3.10(c), each Employee Benefit Plan has been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, to the Company’s knowledge, there are no facts or circumstances that would be reasonably likely to materially adversely affect the qualified status of any such Employee Benefit Plan. All contributions and premium payments required to have been made by any Group Company with respect to any plan to which contributions are mandated by a Governmental Entity have been timely made in all material respects.

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(d) With respect to the Employee Benefit Plans, (i) all required contributions have been made or properly accrued, (ii) there are no actions, suits or claims pending or, to the Company’s knowledge, threatened, other than routine claims for benefits, (iii) to the Company’s knowledge, no Group Company has engaged in any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan that would be reasonably likely to subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA or the Code, (iv) all material reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any Employee Benefit Plan participant have been timely filed or distributed in all material respects, and (v) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Entity in the relevant jurisdiction is pending, in progress or, to the Company’s knowledge, threatened. Except as set forth on Schedule 3.10(d), no Employee Benefit Plan provides health or life insurance benefits to former employees of any Group Company other than health continuation coverage pursuant to COBRA.

(e) No Group Company has, nor, to the Company’s knowledge, has any of their respective ERISA Affiliates, directors, officers or employees or any other “fiduciary” (as such term is defined in Section 3 of ERISA), committed any breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans which would subject the Company, its Subsidiaries or any of their respective directors, officers or employees to any material liability under ERISA or any applicable Law.

(f) No Employee Benefit Plan is, and no Group Company has any obligation or liability (including on behalf of an ERISA Affiliate) with respect to (including any contingent liability) or has any obligation to contribute to any (x) defined benefit plan (as defined in Section 3(35) of ERISA), (y) “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or (z) multiple employer plan subject to Sections 4063 or 4064 of ERISA.

(g) None of the Plans obligates any Group Company to provide a current or former employee (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with any Group Company, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.

(h) No Group Company has incurred any material liability for any Tax or civil penalty imposed by Section 4975 of the Code or Section 502 of ERISA which has not been satisfied in full.

(i) With respect to each Employee Benefit Plan, the Company has made available to Parent and Merger Sub copies, to the extent applicable, of (i) the current plan and trust documents and the most recent summary plan description and other equivalent written communication by any Group Company to their employees concerning the extent of the benefits provided under such Employee Benefit Plan, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, (iv) the most recent coverage and non-discrimination testing results, and (v) the most recent Internal Revenue Service determination or opinion letter.

(j) No Pension Plan which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. No event has occurred, and no condition exists, that would be reasonably expected to subject any Group Company, including by reason of its affiliation with any ERISA Affiliate, to any liability imposed under Title IV of ERISA or Section 412 of the Code.

(k) Except as set forth on Schedule 3.10(k), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in conjunction with any other event, will (i) result in any payment (whether of severance pay or otherwise) becoming due to any employee of the Group Companies, (ii) materially increase any compensation or benefits otherwise payable under any Employee Benefit Plan, (iii) entitle any employee of the Group Companies to material payment, or accelerate the time of payment, funding, or vesting (except for vesting required under the Code upon the termination of any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code), (iv) materially increase the amount of benefits due to any employee of the Group Companies under any Employee Benefit Plan; or (v) cause any Group Company to transfer or set aside any assets to fund any Employee Benefit Plan.

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(l) No Group Company has any obligation to “gross-up” or otherwise indemnify any individual for the imposition of the excise tax under Section 4999 of the Code or under Section 409A of the Code.

(m) Except as set forth on Schedule 3.10(m), no amount that could be received as a result of the consummation of the transactions contemplated herein by any employee of the Group Companies under any Employee Benefit Plan would not be deductible by reason of Section 280G of the Code nor are there any Employee Benefit Plan, contracts or arrangements providing for payments or benefits that could result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(n) With respect to each of the Employee Benefit Plans, all required or discretionary (in accordance with historical practices) contributions, payments and accruals have been made on a timely basis and in accordance with the terms of such Employee Benefit Plans and applicable laws or, to the extent not yet due, properly accrued for on the books and records of the Group Companies (and in such case will be subsequently made) and there is no unfunded liability related to Employee Benefit Plans which is not taken into account in determining Net Working Capital.

(o) Except as set forth in Schedule 3.10(o), there is no pending or, to the Company’s knowledge, threatened action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding or arbitral action relating to an Employee Benefit Plan, and no Employee Benefit Plan has within the six years prior to the date hereof been the subject of an examination, investigation, or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(p) Schedule 3.10(p) lists each Employee Benefit Plan that is or has ever been a “nonqualified deferred compensation plan,” within the meaning of Section 409A of the Code and the applicable Treasury Regulations and other guidance issued by any Governmental Entity. Each such Employee Benefit Plan has satisfied in all material respects the requirements of section 409A of the Code and such Treasury Regulations and other guidance and has been operated in accordance with such requirements. No participant in such an Employee Benefit Plan will incur any tax on any benefit under such Employee Benefit Plan before the date as of which such benefit is actually paid to such participant.

Section 3.11 Environmental Matters. Except as set forth on Schedule 3.11:

(a) the business of the Group Companies is operated in compliance in all material respects with all Environmental Laws.

(b) No Group Company, in the past three (3) years, has received written notice from any Governmental Entity regarding any actual or alleged material violation of or material liability or material investigatory, corrective or remedial obligation under Environmental Laws applicable to its operations.

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(c) No Group Company is subject to any current or, to the knowledge of the Company, threatened, claim, order, directive, suit, demand, request for information or complaint or, to the knowledge of the Company, investigation asserting a material obligation or material liability under Environmental Laws.

(d) to the Company’s knowledge, the Group Companies hold all Material Permits that are required pursuant to Environmental Laws and are in material compliance with all Material Permits, licenses, and authorizations required under any Environmental Laws for its current operations.

(e) no Group Company is subject to any material outstanding order, writ, injunction or decree directed specifically at a Group Company or its assets or properties pursuant to any Environmental Law.

(f) to the Company’s knowledge, no Group Company has used, generated, treated, stored, handled, released, disposed of, or arranged for the disposal of any Hazardous Materials in material violation of any Environmental Laws.

(g) the Company has made available to Parent and Merger Sub true and complete copies of all environmental Phase I reports and other material investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of any Group Company (or by a third party of which the Company has knowledge) within the past six (6) years in relation to the current business of the Group Companies or any real property presently owned, leased, or operated by the Group Companies (or its predecessors) that are in the possession of the Group Companies.

Section 3.12 Intellectual Property Rights.

(a) Except as set forth on Schedule 3.12(a), to the Company’s knowledge, one of the Group Companies owns, free and clear of all Liens except for Permitted Liens, or licenses or otherwise has valid and legally enforceable rights to use, the Intellectual Property Rights material to the conduct of the business of the Group Companies as currently conducted (collectively, the “Group Company IP Rights”).

(b) No Group Company has received any notice or written claims within the twelve (12) months prior to the date hereof (A) alleging that any of the Group Company’s activities, or the conduct of any Group Company, has infringed upon, constitutes the unauthorized use of, or misappropriates the Group Company’s IP Rights of any other Person, or (B) challenging the ownership, use, validity, or enforceability of any Group Company IP Rights.

(c) Schedule 3.12(c) sets forth a list of all patents, patent applications, domain names and registrations and applications for registration of trademarks, service marks, and copyrights owned by each Group Company (the “Scheduled IP Rights”). Except for those marks of filings identified as “expired” or “pending expiration,” to the Company’s knowledge, all of the Scheduled IP Rights are subsisting, and the registered or patented items included in the Scheduled IP Rights are valid and enforceable.

(d) Schedule 3.12(d) sets forth a list of all material contracts pursuant to which (i) any Group Company IP Rights owned by any Group Company are licensed to any third party or (ii) any Group Company IP Rights owned by any third party are licensed to any Group Company (in each case, other than non-exclusive licenses granted by or to customers, suppliers, vendors, or contractors of the Group Companies in the Ordinary Course of Business, including licenses for commercially available software), including any material ongoing software or website maintenance agreements.

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(e) Except as set forth on Schedule 3.12(e), (i) there are no claims currently pending against any Group Company before any Governmental Entity alleging that any Group Company is currently infringing or misappropriating, or has infringed or misappropriated, the Intellectual Property Rights of any other Person in any material respect, and (ii) to the Company’s knowledge, there are no claims currently pending that have been brought by any Group Company against any Person before any Governmental Entity alleging infringement or misappropriation of any Intellectual Property Rights owned by any Group Company.

(f) No Intellectual Property Rights owned by any Group Company are subject to any outstanding order, stipulation or agreement restricting the use thereof.

(g) Except as set forth on Schedule 3.12(c), all necessary registration, maintenance, and renewal fees currently due with respect to each of the Intellectual Property Rights owned by any Group Company have been paid, and all necessary documents, recordations, and certificates have been filed with the relevant governmental authority for the purpose of prosecuting and maintaining all Intellectual Property Rights Owned by any Group Company.

(h) Except as set forth on Schedule 3.12(h), (i) the conduct of the business of the Group Companies as currently conducted does not infringe or misappropriate any Intellectual Property Rights of any Person in any material respect, and (ii) to the Company’s knowledge, no Person is currently infringing or misappropriating, or has infringed or misappropriated, any Group Company IP Rights owned by the Group Companies, except as would not have a material adverse impact on the business of the Group Companies. The Group Companies have taken commercially reasonable actions to maintain and protect their trade secrets, all of the Intellectual Property Rights owned by any Group Company and confidential and proprietary information that is not otherwise disclosed in published patent or patent applications or registered copyrights.

Section 3.13 Labor Matters. Except as set forth on Schedule 3.13, (i) no Group Company is party to or bound by any collective bargaining agreement or similar contract with any labor organization with respect to its employees, (ii) there is no labor strike, work stoppage, lockout or similar material labor dispute pending or, to the Company’s knowledge, threatened in writing against any Group Company and no such dispute has occurred within the past three years, (iii) to the Company’s knowledge as of the date of this Agreement, no union organization campaign is in progress with respect to any employees of any Group Company and no such campaign has occurred within the past three years, and (iv) there is no material unfair labor practice charge or complaint or material labor arbitration pending before the National Labor Relations Board or similar Governmental Entity against any Group Company. Within the past three (3) years, no member of the Group Company has implemented any employee layoffs without complying in all material respects with the Worker Adjustment and Retraining Notification Act or any similar state law, where applicable.

Section 3.14 Employees.

(a) Schedule 3.14(a) lists all of the directors, officers and employees of the Group Companies with annual base compensation in excess of one hundred and fifty thousand dollars ($150,000) paid or payable by the Group Companies (the “Covered Employees”). Since the date of the Latest Balance Sheet, there has not been any change in the compensation of any Covered Employee in excess of five percent (5%) of such Covered Employee’s base compensation as of the date of the Latest Balance Sheet.

(b) Other than non-salaried employees, Schedule 3.14(b) lists all persons who are employees, independent contractors or consultants of the Group Companies as of the date hereof and who serve: (i) at the corporate senior manager-level and above, (ii) as an area supervisor, or (iii) as a franchise business consultant, including any such employee who is on a leave of absence of any nature, paid or unpaid, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire date; (iv) current annual base compensation rate or contract fee; and (v) commission rate, eligibility for discretionary bonus or other incentive-based compensation arrangement.

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(c) As of the date hereof, all compensation, including wages, commissions, bonuses and fees due and payable to all employees, independent contractors or consultants of the Group Companies for services performed on or prior to the date hereof have been paid in full or have been properly accrued for on the books and records of the Group Companies (and in such case will be subsequently made).

(d) To the Company’s knowledge, the Group Companies are, and in the past three (3) years have been, in material compliance with federal, state, and local employment laws, rules, and regulations, including laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, and termination of employees, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. To the Company’s knowledge, all individuals characterized and treated by the Group Companies as independent contractors or consultants are, and in the past three (3) years have been, properly treated as independent contractors under all applicable laws. To the Company’s knowledge, all employees of the Group Companies classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. To the Company’s knowledge, the Group Companies are in compliance with, and in the past three (3) years has materially complied with, all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations.

(e) Since the date of the Latest Balance Sheet, no Group Company has (i) issued any notification of a plant closing or mass layoff required by WARN, or (ii) taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN, except for actions undertaken reasonably in response to, or in connection with, any COVID-19 Measures in which case the Group Companies undertook such actions in material compliance with all applicable Laws. No Group Company has present intentions to undertake any action in the future that would trigger WARN.

Section 3.15 Insurance. Schedule 3.15 contains a list of all material policies of fire, liability, workers’ compensation, property and casualty insurance owned or held by the Group Companies as of the date of this Agreement. All such policies are in full force and effect and no notice of early cancellation or early termination has been received by any Group Company with respect to any such policy. There is no claim pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriter of such Insurance Policy. There been any lapse in coverage of the insurance carried by any Group Company (taking into account applicable “self-insured” programs).

Section 3.16 Tax Matters. Except as set forth on Schedule 3.16:

(a) the Group Companies have timely filed (taking into account any available extensions) all Tax Returns that are required to be filed prior to the Closing Date, and have paid all material Taxes shown thereon as due and owing. Each such Tax Return has been prepared in material compliance with all applicable law, and all material information on such Tax Returns is true, correct, and complete in all material respects;

(b) all Taxes due or owing by or on behalf of any Group Company (whether or not shown as due or owing on any such Tax Returns) have been fully and timely paid. All required estimated Tax payments to be made by any of the Group Companies sufficient to avoid any material underpayment penalties or interest with respect to the taxable income of any of the Group Companies for the current taxable year have been timely made;

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(c) the unpaid Taxes of the Group Companies, as of the Closing Date, shall not exceed the sum of the liability for such Taxes included in Funded Indebtedness and Net Working Capital, in each case as finally determined;

(d) each Group Company has made available to Parent true and complete copies of each income and other material Tax Return (and the applicable related workpapers) of the Group Company including each franchise or excise Tax Return based on income filed for the last three taxable years;

(e) the Group Companies have each complied in all material respects with all applicable law relating to the deduction and withholding of Taxes (including any related information reporting requirements), and all material amounts required to be deducted, withheld and paid with respect to payments or allocations made to any current or former employee, independent contractor, creditor, shareholder, customer, vendor, supplier or other third party by each of the Group Companies have been timely deducted, withheld and paid over to the appropriate Taxing authority or, to the extent not yet due to be paid over, are being held by such Group Company for such purpose;

(f) since December 31, 2015, there have been no Tax audits, actions, suits, claims, proceedings, assessments or investigations of any Group Company and no such Tax proceeding is currently in progress, pending, or to the Company’s knowledge, threatened. Since December 31, 2015, no claims have been received by any Group Company from a Taxing authority in a jurisdiction where such Group Company does not pay Taxes or file Tax Returns to the effect that it is subject to Taxes assessed by such jurisdiction or required to file Tax Returns in such jurisdiction. Schedule 3.16 of the Disclosure Schedules sets forth each jurisdiction in which each Group Company is required to file Tax Returns or pay Taxes;

(g) no Group Company has consented to extend the time in which any Tax may be assessed or collected by any taxing authority (other than any extension which is no longer in effect or that was obtained in the Ordinary Course of Business of the Group Companies);

(h) no Group Company has received from any taxing authority any written notice of proposed adjustment, deficiency or underpayment of Taxes which has not since been satisfied by payment or been withdrawn;

(i) there are no Liens on any of the assets of the Group Companies in connection with any Tax, other than those described in clause (b) of the definition of Permitted Liens;

(j) no Group Company is the beneficiary of any material Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Entity, has applied for or obtained a private letter ruling from the Internal Revenue Service (or similar ruling from another jurisdiction), in each case that would have continuing effect after the Closing Dare;

(k) none of the Group Companies has any material liabilities for escheat or unclaimed property;

(l) no Group Company (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company Parent) or (ii) has any liability for Taxes of another Person (other than any Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law);

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(m) no Group Company has, or has ever had, any interest in a non-U.S. company or has ever conducted business outside of the United States.

(n) no Group Company is a party to or has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations or any similar provision of state, local, or foreign law. No Tax Return filed by the Group Companies contained or was required to contain a disclosure statement under Sections 6011 or 6662 of the Code (or any predecessor statute) or any similar provision of state, local, or foreign law;

(o) since its formation, the Company has always been treated as a partnership for applicable income tax purposes;

(p) the Company Parent is a wholly-owned Subsidiary of the Company and a “C corporation” for U.S. federal income tax purposes. The Company conducts substantially all of its business through the Company Parent. No Subsidiary of the Company Parent has ever been treated as an “S corporation” or has had any other special income tax status, such as a regulated investment company, a real estate investment trust, a domestic international sales corporation or an insurance company;

(q) no Group Company will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or the use of a cash or an improper method of accounting, for a Taxable period ending on or prior to the Closing Date (including, for the avoidance of doubt, any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local, or non-U.S. law)); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or non-U.S. law) or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or non-U.S. law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date by any Group Company; (v) prepaid or deposit amount received on or prior to the Closing Date by any Group Company; (vi) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. law); or (vii) debt instrument held on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code;

(r) no Group Company has deferred the inclusion of any amounts in gross income for any Taxable period (or portion thereof) ending after the Closing Date pursuant to Internal Revenue Service Revenue Procedure 2004-34, Treasury Regulations Sections 1.451-5, Sections 451(c), 455, 456 or 460 of the Code, as a deposit or pre-paid amount, or any corresponding or similar provision of state, local or non-U.S. law (irrespective of whether or not such deferral is elective);

(s) no Group Company is a party to any allocation, indemnity sharing, or similar agreement with respect to Taxes (other than this Agreement or any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes);

(t) no Group Company is liable for any Person’s Taxes as a transferee or successor, by contract or otherwise;

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(u) within the past two (2) years, no Group Company has been a “controlled corporation” or “distributing corporation” in a distribution intended to qualify under Section 355 of the Code; and

(v) the structure chart attached to this Agreement in Exhibit F is an accurate description of the Group Companies.

Section 3.17 Brokers. No broker, finder, financial advisor or investment banker, other than the Broker (in each case, whose fees shall be included in the Unitholder Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Group Company.

Section 3.18 Real and Personal Property.

(a) Schedule 3.18(a) sets forth a list of all leases (each, a “Real Property Lease”) of real property (such real property, the “Leased Real Property”) pursuant to which any Group Company is a tenant as of the date of this Agreement. The Company has delivered to Parent a true and complete copy of each Real Property Lease, including any material amendments, extensions, renewals, guaranties, but excluding subordination or non-disturbance agreements and estoppels. Except as set forth on Schedule 3.18(a), with respect to each of the Leases: (i) each Group Company (to the extent it is a party to such lease) has a valid and enforceable leasehold interest in each parcel or tract of real property leased by it, such Real Property Lease is in full force and effect and is valid and enforceable against each of the party(ies) thereto (subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity); (ii) except as set forth on the Schedule 3.5, such lease does not require the prior written notice or consent of any other party thereto for the consummation of the transaction contemplated hereby; (iii) neither the Company nor any Subsidiary which is a party to such Real Property Lease is in breach or default of any material provision thereof; under such Real Property Lease, nor, to the Company’s knowledge, is any other party thereto in breach or default in any material respect thereunder; (iv) no Group Company has received notice of any existing default thereunder by a Group Company; (v) no party to such Real Property Lease has exercised any termination rights with respect thereto which are still effective; (vi) no Group Company has given to, or received from fthe landlord to any Real Property Lease, a repudiation of any provision thereof or any written notice of any significant dispute, material controversy, oral agreements or forbearance programs with respect to such lease that remains unresolved; (vii) each Group Company’s (to the extent it is a party to such lease) possession and quiet enjoyment of the Leased Real Property under such Real Property Lease is not being disturbed in any material respect in a manner that is inconsistent with such lease; (viii) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such lease which has not been re-deposited in full if required by such lease; (ix) no Group Company owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease; (x) other than Permitted Liens, a Group Company which is a party to such Lease, as applicable, has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof other than occupancy rights provided to customers, employees and licensees under revocable licenses, each in the Ordinary Course of Business; (xi) all rent and other sums and charges payable by any party are current; (xii) no Group Company, has received any notice or other indication from a party (or other Person) that such Real Property Lease will not be renewed or extended with such Group Company, or that such lease will be terminated; and (xiii) except to the extent encumbered by any Funded Indebtedness and set forth on Schedule 3.18(a), no Group Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest that such party has in any Real Property Lease to which it is a party. All of the improvements situated in whole or in part on any Leased Real Property are, in all material respects, in operable condition and repair, subject to normal wear and tear, ongoing maintenance, repairs or refurbishments in the ordinary course and obsolescence in the ordinary course.

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(b) Schedule 3.18(b) lists each item of real property owned by each Group Company. With respect to each parcel of real property listed on Schedule 3.18(b), the Group Company purporting to own such real property owns good and marketable fee simple title to such parcel of real property, free and clear of all Liens, other than (A) real estate Taxes and installments of special assessments not yet delinquent, (B) easements, covenants, conditions and restrictions of record, (C) utility easements, building restrictions, zoning restrictions and other easements and restrictions which are not violated in any material respect by existing usage of and improvements on such property, (D) public roads and highways, (E) other encumbrances and exceptions set forth on Schedule 3.18(b), and (F) Permitted Liens.

(c) With respect to the Leased Real Property, no Group Company has received written notice of any pending or, to the knowledge of the Company, threatened eviction, condemnation, eminent domain, other taking Proceeding or notice of sale in lieu thereof. With respect to the Leased Real Property, the Company has received no written notice of any termination or material reduction of the current access from such property to existing highways and roads, or to sewer or other utility services serving such property.

(d) Except as disclosed on Schedule 3.18(d), as of the date of this Agreement, the Group Companies collectively own or hold under valid leases all material machinery, equipment and other tangible personal property (excluding, for the avoidance of doubt, Intellectual Property Rights) necessary for the conduct of their businesses as currently conducted, subject to no Lien except for Permitted Liens.

Section 3.19 Ownership and Sufficiency of Assets. Except to the extent encumbered by any Funded Indebtedness and set forth on Schedule 3.18(a), each Group Company has good title to, or a valid and binding leasehold or license interest in, all of the rights, properties and assets used by it, free and clear of all Liens other than Permitted Liens. Each item of material tangible personal property is in all material respects in operable condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence in the ordinary course. No Affiliate or owner of a Group Company (other than another Group Company) owns or has any rights to any rights, property or assets used by any Group Company. Each Group Company’s rights, properties and assets are sufficient for the continued conduct by it of its business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the material rights, properties and assets necessary to conduct its business as currently conducted

Section 3.20 Transactions with Affiliates. Schedule 3.20 sets forth all material contracts between any Group Company, on the one hand, and Affiliates of a Group Company (other than any Group Company), on the other hand (except for any employment arrangements entered into in the Ordinary Course of Business). To the Company’s knowledge, except as set forth on Schedule 3.20, no Affiliate (other than a Group Company), director or officer of a Group Company owns any material property right, tangible or intangible, which is used by a Group Company in the conduct of its business.

Section 3.21 International Trade Laws; Anti-Corruption. The business of the Group Companies is operated in compliance in all material respects with all applicable import, export, economic sanctions, anti-bribery and anti-boycott laws and regulations. In the last three (3) years, none of the Group Companies has and, to the Company’s knowledge, none of their respective officers, directors, employees, agents, or other Persons authorized to act and acting on behalf of the Group Companies have, made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or, knowingly, indirectly, to any Person in violation of applicable anti-corruption laws in connection with the business of the Group Companies. In the last three (3) years, no Group Company nor, to the Company’s knowledge, any employee of any Group Company or any other Person acting on behalf of any Group Company, is or has been the subject of any formal investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body regarding any offense or alleged offense under any anti-corruption laws, rules and regulations, in each case, of any jurisdiction applicable to the Group Companies, and no such investigation, inquiry or proceedings have been threatened in writing.

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Section 3.22 Suppliers. Schedule 3.22 sets forth a list of the top ten (10) suppliers of the Group Companies on a consolidated basis by dollar value of net purchases from such suppliers, for the fiscal years ended March 31, 2021 and March 31, 2020 and for the period starting April 1, 2021 and ending on the Latest Balance Sheet Date, together with the aggregate dollar amount of purchases from each such supplier during such periods. No Group Company has received any written or, to the Company’s knowledge, oral indication from any of the suppliers listed on the Schedule 3.22 to the effect that any such supplier will stop, materially decrease the rate of, or materially change the payment or price terms with respect to, supplying products or services to the Group Companies. No Group Company is involved in any claim, dispute or controversy with any of the suppliers listed on the Schedule 3.22.

Section 3.23 Franchise Matters.

(a) Schedule 3.23(a) contains a true, correct and complete list of the Group Companies’ Franchisees as of the date hereof, including the name and address of the Franchisee. The Company has made available to Parent and Merger Sub accurate and complete copies of each Franchise Agreement, and any amendments, addenda or agreements related thereto, in effect as of the date hereof. Each of the Franchise Agreements is in full force and effect, and is a legal, valid and binding obligation of Franchisor and of the other parties thereto and is enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and general equitable principles and laws related to the availability of specific performance, injunctive relief or other equitable remedies.

(b) There are no agreements with any Franchisee other than as set forth in the Franchise Agreements, including any promises or undertakings to reduce current or future fees or royalty payments due under any Franchise Agreement. There are no oral or verbal agreements modifying in any material respects any of the Franchise Agreements. No Group Company has granted any Franchisee or other third party a protected territory, exclusive territory, right of first refusal or area development rights. No franchise broker provides services to any of the Group Companies or is entitled to receive any accrued consideration based on services previously provided to any of the Group Companies.

(c) The Franchise Agreements comply in all material respects with applicable law and do not include provisions that would prevent or otherwise impair the Company’s ability to undergo a change in ownership or control or require any Group Company to notify any Franchisee.

(d) As of the date hereof, none of the Group Companies is in violation or default of any Franchise Agreement in effect, nor has there occurred any event or condition as of the date hereof which would constitute (with or without due notice or lapse of time or both) a default by the Group Companies of any Franchise Agreement or permit a Franchisee to terminate such Franchise Agreement for a default, in each case except as would not reasonably be expected to have a material and adverse effect on the Group Companies. Schedule 3.23(d) lists any Franchisee who is financially in arrears over seventy five (75) days under payment obligations under its Franchise Agreement or otherwise is, to Group Companies’ knowledge, in material non-payment default under the applicable Franchise Agreement as of the date hereof. Franchisor has not received written or, to the Company’s knowledge, oral notice that a Franchisee intends or threatens to cease to do business within twelve (12) months of Closing.

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(e) The Group Companies’ franchise offerings were, where applicable, properly registered with appropriate Governmental Entities or qualified for an exemption from such registration requirements and any and all actions to obtain and maintain any such exemptions were timely taken. Schedule 3.23(e) sets forth the jurisdictions in which the Group Companies have operated and identifies the effective and expiration dates (as applicable) for each state franchise registration to offer and sell Franchises and each exemption from such state franchise registration under any relevant franchise law.

(f) No franchise association, council, advisory group or other organization is presently acting as a representative of any group of two (2) or more Franchisees.

Section 3.24 Food Safety Matters. In the past three (3) years, there has not been a material product recall by the Group Companies with respect to any food product produced, distributed, or sold by the Group Companies. In the past three (3) years, no Group Company has received any written, or to the knowledge of the Company, oral, notice relating to any material non-compliance with Food Safety Laws, or any material legal proceeding seizure or recall or, to the Company's knowledge, investigation by a Governmental Entity involving any food product produced or sold by the Group Companies resulting from an alleged adulteration, misbranding, violation of Food Safety Laws, food poisoning.

Section 3.25 Privacy Matters.

(a) The Group Companies and any person acting for or on behalf of the Group Companies are, and in the past three (3) years have been, in compliance in all material respects with (A) all laws and self-regulatory guidelines applicable to the Group Companies and pertaining to (i) the receipt, collection, compilation, access, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer of Personal Data (including any transfer across national borders) (referred to collectively as “Data Activities”), including Section 5(a) of the Federal Trade Commission Act, the California Consumer Privacy Act, the EU General Data Protection Regulation, (ii) data security, cyber security, and breach notification, including the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261-264, Public Law 104-191 and the Health Information Technology for Economic and Clinical Health Act, as amended, the Fair Credit Reporting Act, 15 U.S.C. 1681 et seq. (including the Fair and Accurate Credit Transactions Act of 2003) and the Gramm-Leach-Bliley Act and in each case, the rules implemented thereunder, (iii) sales and marketing, including, the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule ((i), (ii), and (iii) together, “Privacy Laws”); (B) the PCI Security Standards Council's Payment Card Industry Data Security Standard and all other applicable rules and requirements as may be promulgated from time to time by the PCI Security Standards Council, by any successor thereto, by any member thereof, or by any entity that functions as a card brand, card association, payment processor, acquiring bank, merchant bank or issuing bank with respect to a payment card bearing the logo of a PCI Security Standards Council member, including, the Payment Application Data Security Standards and all audit and filing requirements (collectively, “PCI Requirements”); (C) all applicable payment card brand, card association, payment processor and bank rules and requirements; and (D) all contracts (or portions thereof) to which the Group Companies are a party or is otherwise bound to the extent applicable to Data Activities (collectively, “Privacy Agreements”). The Company has made available to Parent and Merger Sub a true, correct, and complete copy of all Material Contracts applicable to Group Companies’ material Data Activities.

(b) The Group Companies have implemented reasonable policies, procedures, and notices relating to Data Activities to the extent required to maintain compliance in all material respects with all applicable Privacy Laws and Privacy Agreements, including (A) policies or notices relating to (i) the privacy of users of the Group Companies’ website or mobile application(s) as applicable, (ii) the collection, storage, disclosure, or transfer of any Personal Data of any person, and (iii) the collection, storage, disclosure or transfer of any information regarding any current, prospective or former employee; and (B) an information security program that includes appropriate written information security policies (collectively, “Privacy and Data Security Policies”). The Company has made available a true, correct, and complete copy of each written Privacy and Data Security Policy currently in effect to Parent and Merger Sub. In the past three (3) years, the Group Companies have been, and are, in compliance in all material respects with all such Privacy and Data Security Policies. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate any of the Privacy Agreements, Privacy and Data Security Policies or any applicable Privacy Laws.

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(c) The Group Companies have implemented and at all times in the past three (3) years have maintained reasonable administrative, technical, and physical safeguards, designed to protect all Personal Data and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. In the past three (3) years, to the knowledge of the Group Companies, there have been no material data breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Data in the possession or control of the Group Companies.

Section 3.26 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS SET FORTH IN ARTICLE 3 OF THIS AGREEMENT and in the certificates delivered pursuant hereto, NONE OF THE GROUP COMPANIES MAKE AND HAVE NOT MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. THE GROUP COMPANIES EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, MERGER SUB OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THEIR ASSETS, AND EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3, THE GROUP COMPANIES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND PARENT AND MERGER SUB SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN THIS AGREEMENT AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED PURSUANT HERETO.

Article 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant, on a joint and several basis, to the Company and each of the Unitholders as follows:

Section 4.1 Organization. Each of Parent and Merger Sub is a corporation, limited partnership, limited liability company or other business entity, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization, as applicable, and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.

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Section 4.2 Authority. Each of Parent and Merger Sub has the requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Ancillary Documents to which each of Parent and Merger Sub is a party and the performance by each of Parent and Merger Sub of its obligations hereunder and thereunder have been (or with respect to the Ancillary Documents to which Parent or Merger Sub is or will be a party prior to the Closing) duly authorized by all necessary corporate or limited liability company action on the part of each of Parent and Merger Sub, respectively, and no other proceeding (including by their respective equityholders) on the part of Parent or Merger Sub, as applicable, is necessary to authorize this Agreement and each of the Ancillary Documents to which Parent or Merger Sub is party or to consummate the transactions contemplated hereby and thereby. No vote of Parent’s or Merger Sub’s respective equityholders is required to approve this Agreement or for Parent or Merger Sub to consummate the transactions contemplated hereby. This Agreement has been (and the Ancillary Documents to which each of Parent and Merger Sub is a party will be at or prior to the Closing) duly and validly executed and delivered by each of Parent and Merger Sub and constitute (or will constitute) a valid, legal and binding agreement of each of Parent and Merger Sub (assuming this Agreement has been and the Ancillary Documents to which each of Parent and Merger Sub is a party will be duly authorized, executed and delivered by the other parties thereto at or prior to the Closing), enforceable against each of Parent and Merger Sub in accordance with its respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.3 Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties contained in Section 3.5, no material notices to, filings with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance by Parent or Merger Sub of this Agreement or the Ancillary Documents to which each of Parent and Merger Sub is a party or the consummation by each of Parent and Merger Sub of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, and (ii) those set forth on Schedule 4.3. Neither the execution, delivery or performance by Parent or Merger Sub of this Agreement and the Ancillary Documents to which each of Parent and Merger Sub is a party nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Parent’s or Merger Sub’s Governing Documents, as applicable, (b) except as set forth on Schedule 4.3, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their respective properties or assets may be bound, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity applicable to Parent, Merger Sub, any of Parent’s Subsidiaries or any of their respective properties or assets, except in the case of clauses (b) and (c) above, for violations which would not prevent or materially delay the transactions contemplated by this Agreement.

Section 4.4 Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates for which a Unitholder or any Group Company may become liable.

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Section 4.5 Financing. Parent and Merger Sub will have on the Closing Date, sufficient funds available to consummate the transactions contemplated hereby, including to pay the Merger Consideration, Funded Indebtedness, Unpaid Unitholder Expenses and the fees and expenses of Parent and Merger Sub related to the transactions contemplated hereby. There are no circumstances or conditions that could reasonably be expected to prevent or substantially delay the availability of such funds at the Closing.

Section 4.6 Solvency. Assuming that the representations and warranties set forth in Article 3 are true and correct in all material respects as of the Closing, immediately after the Closing, and after giving effect to the transactions contemplated hereby, each Group Company (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital with which to engage in its business and (c) will not have incurred and does not immediately plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 4.7 Acquisition of Equity For Investment. Parent and Merger Sub have such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Company Units held by the Unitholders. Each of Parent and Merger Sub confirms that it can bear the economic risk of its investment in the Company Units held by the Unitholders and can afford to lose its entire investment in such equity securities, has been furnished the materials relating to the acquisition of such equity securities which Parent and/or Merger Sub have requested, and the Company has provided Parent, Merger Sub and its representatives the opportunity to ask questions of the officers and management employees of the business and to acquire additional information about the business and financial condition of the Group Companies. Parent and Merger Sub are acquiring the Company Units held by the Unitholders for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such equity securities. Parent and Merger Sub agree that the Company Units held by the Unitholders may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable United States prospectus and registration requirements, except pursuant to an exemption therefrom under applicable United States securities laws.

Section 4.8 Acknowledgment and Representations by Parent and Merger Sub. Each of Parent and Merger Sub acknowledges and agrees that it (i) has conducted its own independent review and analysis of, and, based thereon and on the representations and warranties of the Company set forth in this Agreement, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies, and (ii) has been furnished with or given full access to such information about the Group Companies and their respective businesses and operations as it has requested. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis and the representations and warranties of the Company set forth in this Agreement, and each of Parent and Merger Sub acknowledges that, other than as expressly set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto, none of the Group Companies, any Unitholder or any of their respective directors, officers, employees, Affiliates, direct or indirect stockholders, equity holders, partners, agents or representatives makes or has made any representation or warranty, either express or implied, including (x) as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Sub or any of their respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company heretofore or hereafter delivered to or made available to Parent, Merger Sub or any of their respective agents, representatives, lenders or Affiliates, and each of Parent and Merger Sub expressly disclaims reliance on any representations or warranties other than the representations and warranties of the Company set forth in this Agreement. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges and agrees that none of the Group Companies or any Unitholder or any of their respective directors, officers, employees, Affiliates, direct or indirect stockholders, equity holders, partners, agents or representatives has made and shall not be deemed to have made, any representations or warranties in the materials relating to the business, assets or liabilities of the Group Companies made available to Parent or Merger Sub, including due diligence materials, memoranda or similar materials, or in any presentation of the business of the Group Companies or any Unitholder by management of the Group Companies or others in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing delivering and performing this Agreement and transactions contemplated hereby; provided, the foregoing shall have no impact on the representations and warranties contained herein. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including, but not limited to, any offering memorandum or similar materials made available to Parent, Merger Sub and their respective representatives and advisors are not and shall not be deemed to be or to include any representations or warranties of the Group Companies or any Unitholder, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing delivering and performing this Agreement and the transactions contemplated hereby. For the avoidance of doubt, nothing in this Section 4.8 shall release any Unitholder or the Company from any liability for a claim based on Fraud with respect to a breach of a representation or warranty set forth in Article 3.

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Article 5
COVENANTS

Section 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement, in response to COVID-19 (including any Health and Safety Measures) or as set forth on Schedule 5.1, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause each other Group Company to, except as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by applicable law (including the Health and Safety Measures), (a) subject to clause (b), conduct its business in all material respects in the Ordinary Course of Business), (b) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business, and (c) not:

(i) amend any provision of its Governing Documents;

(ii) redeem, purchase or otherwise acquire equity interests in any Group Company or make or declare any dividend or distribution in respect of its equity interests, except dividends and distributions by a Group Company to any other Group Company or dividends or distributions solely in cash;

(iii) issue any equity securities, securities convertible into equity securities, or any other rights to purchase any Group Company’s equity securities;

(iv) make any material change in the policies of such Group Company with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables, other than in the Ordinary Course of Business;

(v) make any material change in its cash management practices or in the accounting methods, principles or practices used by such Group Company, except as required by law or GAAP, as applicable;

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(vi) make any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by the Group Companies;

(vii) commit or authorize any commitment to make any capital expenditures in excess of $250,000 in the aggregate that are not contemplated in the current capital expenditure budget of the Group Companies provided to the Parent, or not fail to make material capital expenditures in accordance with such budget;

(viii) (A) acquire or negotiate for the acquisition of any business or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions; (B) establish any new line of business or discontinue any line of business; or (C) otherwise acquire or agree to acquire any securities of any Person;

(ix) make or change any material Tax election, change any method of Tax accounting or period, prepare any material Tax Returns in a manner which is inconsistent with the past practices of the Group Companies, file an amended material Tax Return, file a claim for refund of material Taxes with respect to the income, operations or property of any Group Company, settle any material claim relating to Taxes, enter into any closing agreement in respect of material Taxes, or consent to any extension or waiver of any limitations period with respect to any claim or assessment for material Taxes;

(x) sell, license, lease, transfer, assign, abandon or otherwise dispose of any of its material assets, or mortgage, pledge, or impose any Lien (other than a Permitted Lien) upon any of its material assets, in each case, other than in the Ordinary Course of Business;

(xi) (A) except as may be required by law or contract, materially increase the compensation payable to any employee of such Group Company; (B) except as required by law, establish, amend or terminate any Employee Benefit Plan; or (C) terminate the employment of any employee in the position of vice president or above or hire or engage any employee or independent contractor of the Group Companies, in each case, earning a base salary above one hundred fifty thousand dollar ($150,000) per year;

(xii) apply for, assent or attest to (or permit a deemed assent or attestation by failure to act) or accept any financial assistance under the CARES Act;

(xiii) defer any employee-side payroll Taxes under the CARES Act;

(xiv) make any material change in the manner in which such Group Company extends discounts or credits to customers;

(xv) except for amendments in the Ordinary Course of Business, amend, modify, waive, accelerate or terminate (except for a termination resulting from the expiration of a Contract in accordance with its terms) any material terms of any Material Contract in a manner readily to be expected to be adverse to the Group Companies after Closing;

(xvi) enter into any contract with the Unitholders or any of their Affiliates; or

(xvii) agree, whether orally or in writing, to do any of the foregoing.

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Section 5.2 Transfer Taxes. All transfer Taxes, recording fees, documentary, sales, use, stamp, registration and other similar Taxes and all conveyances fees, recording charges, and other similar fees (including any penalties and interest in respect thereof) that are imposed on any of the parties hereto by any Governmental Entity in connection with the transactions contemplated by this Agreement shall be borne and paid when due solely by Parent, and Parent shall timely file, or cause to be timely filed, all necessary Tax Returns and other documentation with respect to any such Taxes.

Section 5.3 Access to Information.

(a) From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to restrictions contained in any confidentiality agreements to which subject to Section 5.7, the Group Companies are subject, the Company shall provide to Parent, Merger Sub and their respective authorized representatives, during normal business hours, reasonable access to all books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of any Group Company); provided that the Group Companies and their respective representatives shall have no obligation to provide Parent, Merger Sub and their respective representatives access to any books or records to the extent such books and records do not pertain to the business of any Group Company and, to such extent, any Group Company and its representatives are entitled to withhold access to or redact any portion of such books and records. All of such information provided shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding anything to the contrary set forth in this Agreement, during the period from the date hereof until the Closing, none of the Unitholders or any of their Affiliates (including the Group Companies) shall be required to disclose to Parent, Merger Sub or any of their respective representatives any (i) information (A) to the extent related to the sale or divestiture process conducted by the Unitholders, the Company or their respective Affiliates for the Group Companies vis-à-vis any Person other than Parent, Merger Sub and their respective Affiliates, or the Unitholders’, the Company or their respective Affiliates’ (or their respective representatives’) evaluation of the business of the Group Companies in connection therewith, including projections, financial and other information relating thereto, (B) if doing so would violate any contract or law (including any Health and Safety Measures or Responsive Measures) to which any Unitholder or any of their respective Affiliates (including the Group Companies) is a party or is subject or which it reasonably determined upon the advice of counsel could result in the loss of the ability to successfully assert attorney-client and work product privileges, or would jeopardize the health and safety of any employees of the Group Companies, in light of COVID 19 and any Health and Safety Measures, or (C) if any Unitholder, the Company or any of their respective Affiliates, on the one hand, and Parent, Merger Sub or any of their respective Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto or (ii) information relating to Taxes or Tax Returns other than information relating to the Group Companies.

(b) From the date hereof until the Closing, the Company shall furnish Parent monthly financial statements and information of the type and detail currently prepared by any Group Company as Parent may reasonably request.

(c) If Parent is required to file the financial statements of the Group Companies with the SEC pursuant to Item 9.01 of Form 8-K, the Company will within five (5) Business Days of written request from Parent, (i) provide copies of the Financial Statements as well as any unaudited consolidated balance sheets of Company Parent and its consolidated Subsidiaries, for the periods required to be filed by Parent, and the related unaudited consolidated statements of income and cash flows, (ii) use reasonably commercial efforts to cause Company Parent’s independent accounting firm to provide written consent to the filing of the Company Parent’s audit reports with the Form 8-K, and (iii) provide authorizations and representation letters consistent with the past practices of the Group Companies to the extent reasonably required by the independent accounting firm of Parent.

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Section 5.4 Efforts to Consummate; Financing.

(a) Subject to the terms and conditions herein provided, each of Parent, Merger Sub, and the Company shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 6). Each of Parent, Merger Sub, and the Company shall use reasonable best efforts to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement. All HSR Act filing fees and any filing fees in connection with any applicable foreign antitrust or competition laws shall be borne equally by Parent and Company. Each party hereto shall have made or shall make an appropriate filing, if necessary, pursuant to the HSR Act and any applicable foreign antitrust or competition laws with respect to the transactions contemplated by this Agreement promptly after the date of this Agreement (and in any event, within five (5) Business Days of the date of this Agreement in connection with any filings required pursuant to the HSR Act) (and such filing shall request “early termination” of any applicable waiting periods), and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act (a “Second Request”) and any foreign antitrust or competition laws. Without limiting the foregoing, (i) without the consent of each of the Company and Parent, the Company, Parent, Merger Sub and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act or any foreign antitrust or competition laws or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto, and (ii) each of Parent and Merger Sub agrees to promptly take all actions that are necessary or reasonably advisable or as may be required by any Governmental Entity to expeditiously consummate the transactions contemplated by this Agreement, provided, however, nothing shall require Parent to do, or agree to do, any of the following: (A) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company (to be conditioned on the Closing) or any entity, facility or asset of Parent, Merger Sub or their respective Affiliates, (B) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party) and (C) amending, assigning or terminating existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements.

(b) In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(c) Each party hereto shall promptly notify the other parties hereto of any substantive communication it or its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and, to the extent permitted by law, permit the other parties hereto to review in advance any proposed substantive communication by it to any Governmental Entity. No party hereto shall agree to participate in any substantive meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other parties hereto in advance or is otherwise required by law and, to the extent permitted by such Governmental Entity, gives the other parties hereto the opportunity to attend and participate at such meeting. Each party hereto will provide the other parties hereto with copies of all correspondence, filings or communications between it or any of its representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement. The parties hereto may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 5.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, subject to applicable law, the parties hereto shall consult and cooperate with each other in advance in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions contemplated by this Agreement by or on behalf of any party hereto.

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(d) From the date hereof until the Closing, the Company shall, and shall cause the Group Companies to, use their respective good faith efforts to, and to cause their representatives and accountants to use their good faith efforts to provide all cooperation that is reasonably necessary and requested by Buyer in connection with its financing of the transaction contemplated by this Agreement (the “Financing”). The Group Companies hereby consent to the reasonable use of the Group Companies’ trademarks, service marks and logos solely in connection with the Financing; provided, that such trademarks, service marks and logos are used in a manner that does not violate any existing material contractual obligation of the Group Companies and is not intended to or reasonably likely to harm or disparage the Group Companies in any material respect. Notwithstanding the foregoing, it is understood and agreed that Parent shall have sole responsibility for the ultimate accuracy and completeness of any information provided to third parties in connection with its Financing and neither the Group Companies nor any of their respective Affiliates or representatives shall be liable in any respect for the ultimate accuracy and completeness of the disclosures provided to prospective lenders and/or investors in connection with the Financing. Parent further agrees that all projections and forward-looking statements included in any information provided to third parties in connection with its Financing shall be included by Parent in good faith and with reasonable basis after due consideration by Parent of the underlying assumptions, estimates and other applicable facts and circumstances used by the Group Companies in any information provided by them to Parent.

Section 5.5 Indemnification; Directors’ and Officers’ Insurance.

(a) Each of Parent and Merger Sub agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of any Group Company, as provided in such Group Company’s Governing Documents or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the Closing and shall continue in full force and effect and that each of Parent and the Surviving Entity shall cause each Group Company to perform and discharge such Person’s obligations to provide such indemnity and exculpation after the Closing. To the maximum extent permitted by applicable law, such indemnification shall be mandatory rather than permissive, and each of Parent and the Surviving Entity shall cause each Group Company to advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees or agents of a Group Company, unless such modification is required by applicable law.

(b) Parent shall cause the Group Companies to purchase and maintain in effect beginning on the Closing and for a period of six (6) years thereafter without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by the Group Companies’ directors’ and officers’ liability insurance policies as of the date hereof or at the Closing with respect to matters occurring prior to the Closing. Such policy shall provide coverage that is at least equal to the coverage provided under the Group Companies’ current directors’ and officers’ liability insurance policies; provided that the Group Companies may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date; provided, further, that the Group Companies will only be liable for aggregate cost for such policy up to two-hundred fifty percent (250%) of the Group Companies’ most recent premium allocation and the Unitholders will have the option to pay any excess if they elect to proceed therein with the purchase of such tail policy which may exceed such cost.

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(c) The directors, officers, employees and agents of each Group Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.5 are intended to be third party beneficiaries of this Section 5.5. This Section 5.5 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Parent, Merger Sub, the Surviving Entity and the Company.

(d) Each of Parent and Merger Sub agrees, and will cause the Surviving Entity and the Group Companies, not to take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this Section 5.5. If Parent, Merger Sub, the Surviving Entity or any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets as an entity in one or a series of related transactions to any individual, corporation or other entity, then in each such case, proper provisions shall be made so that the successors or assigns of Parent, Merger Sub, the Surviving Entity or such Group Company shall assume all of the obligations set forth in this Section 5.5; provided that none of Parent, Merger Sub, the Surviving Entity or such Group Company shall be relieved from such obligation.

Section 5.6 Documents and Information. After the Closing Date, Parent and the Surviving Entity shall, and shall cause the Group Companies to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and make the same available for inspection and copying by the Representative (at Representative’s expense) for reasonable business purposes during normal business hours of the Group Companies upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Parent, the Surviving Entity or any Group Company without first advising the Representative in writing and giving the Representative a reasonable opportunity to obtain possession thereof. This Section 5.6 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Parent, the Surviving Entity, the Group Companies.

Section 5.7 Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, each of Parent and Merger Sub hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives, advisors or Affiliates to) contact any employee, customer, supplier, distributor or other material business relation of any Group Company regarding any Group Company, their respective business or the transactions contemplated by this Agreement without the prior written consent of the Representative (not to be unreasonably delayed, conditioned or withheld).

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Section 5.8 Non-Solicitation. Each Sentinel Party agrees that, during the period commencing on the Closing Date and ending on the three-year anniversary of the Closing Date (the “Restricted Period”), such Sentinel Party shall not, nor shall it permit any Affiliate thereof to, directly or indirectly:

(a) induce or attempt to induce any Key Employee to leave the employ of the Company or any of its Subsidiaries, or

(b) hire any Key Employee; provided that (A) engaging in or conducting general solicitations and/or advertisements (including through media or third party search firms) not directly targeted at any of the Key Employee, or (B) soliciting or hiring any Key Employee(s) if he or she has ceased to be employed by the Company or any of its Subsidiaries for a minimum of six (6) months, shall not be violations of this Section 5.8.

Section 5.9 Confidentiality.

(a) During the Restricted Period, each Sentinel Party shall, and shall cause each of its controlled portfolio companies and managed private equity funds that have been provided with Confidential Information from or on behalf of such Sentinel Parties (collectively, the “Sentinel Affiliates”) to, treat and hold as confidential and not disclose to any third party any Confidential Information in its or their possession; provided that the Sentinel Parties and the Sentinel Affiliates may disclose the Confidential Information to the extent required by applicable law or regulation. If any Sentinel Party is requested or required (by oral question or request for information or documents in any proceeding) to disclose any Confidential Information, then such Sentinel Party or and the Sentinel Affiliate shall notify Parent promptly of the request or requirement so that Parent may seek, at Parent’s sole cost and expense, an appropriate protective order or waive compliance with this Section 5.9(a). If, in the absence of a protective order or the receipt of a waiver hereunder, such Person, on the advice of counsel, is compelled to disclose any Confidential Information to any Governmental Entity or else stand liable for contempt, then such Person may disclose the Confidential Information (and only such portion of the Confidential Information as is required to be disclosed) to the Governmental Entity; provided, however, that Parent may, at its expense, seek to obtain, at the request and expense of Parent, an order or other assurance (as Parent may designate) that confidential treatment will be given to such portion of the Confidential Information required to be disclosed. Nothing herein shall prevent a Sentinel Parties or its managed private equity funds from making customary disclosures to their respective investors or potential investors who are subject to customary confidentiality obligations. Notwithstanding anything to the contrary contained herein, it is expressly acknowledged and agreed that (A) general industry knowledge may have been gained by the Sentinel Parties and the Sentinel Affiliates due to the Sentinel Parties’ direct or indirect ownership of the Company that cannot be separated from their overall knowledge, and (B) the confidentiality restrictions set forth in this Section 5.9 are not intended to restrict the Sentinel Parties and the Sentinel Affiliates from using such general industry knowledge for their internal and non-operational purposes and in connection with investing in or participating in the management of any business or entity which competes or may compete, directly or indirectly, with the Group Companies; provided, however, that the Sentinel Parties and the Sentinel Affiliates shall keep confidential all Confidential Information in accordance with the terms of this Agreement.

(b) As used in this Agreement, “Confidential Information” means all nonpublic information concerning the business and affairs of the Group Companies other than such information which (i) is or becomes generally available to the public or the industries in which the Group Companies operate, other than as a result of a breach of this Agreement by any Sentinel Parties or any Sentinel Affiliate, (ii) becomes available to any Sentinel Parties or any Sentinel Affiliate after the date hereof on a non-confidential basis from a source which is not actually known or reasonably should have been known by the Sentinel Parties to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Group Companies with respect to such information, or (iii) is independently developed by any Sentinel Parties or any Sentinel Affiliate after the date hereof without use of, or reference to, any Confidential Information.

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Section 5.10 Employee Benefits Matters.

(a) During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, Parent and/or the Surviving Entity shall provide, or cause the applicable Group Company to provide, employees of each Group Company who continue to be employed by a Group Company or any of its Affiliates with the same salary or hourly wage rate and bonus and incentive compensation as provided to such employees immediately prior to the Closing Date and with employee benefits (excluding equity arrangements and severance) that are substantially similar in the aggregate to the Employee Benefit Plans and other benefit or compensation plans, programs, agreements or arrangements maintained by the Group Companies as of the Closing Date. Parent further agrees that, from and after the Closing Date, Parent and the Surviving Entity shall and shall cause each Group Company and its Affiliates to grant all of its employees credit for any service with a Group Company earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent, the Surviving Entity or the Group Companies or any of their Affiliates on or after the Closing Date (the “New Plans”), except to the extent such credit would result in duplication of any benefit. In addition, Parent and the Surviving Entity shall use commercially reasonable efforts to (A) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee (or dependent) as of the Closing Date and (B) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any employee (or covered dependent thereof) of any Group Company to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Each of Parent and Merger Sub agrees that Parent, the Surviving Entity and the Group Companies shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9. Nothing in this Agreement shall confer upon any such employee or any other individual any right to continue in the employ or service of Parent, the Surviving Entity or their respective Subsidiaries (including, after the transactions contemplated by this Agreement, any of the Group Companies). Nothing in this Section 5.10 shall (i) be deemed or construed to establish, or be an amendment or other modification of, any Employee Benefit Plan or employee benefit plan of Parent, the Surviving Entity, the Group Companies or any of their Subsidiaries or (ii) create any third party rights in any employees of the Group Companies who are employed by any of the Group Companies as of the Closing (or any beneficiaries or dependents thereof).

(b) Parent and the Surviving Entity shall be solely responsible for any and all liabilities, including but not limited to any obligation to provide any notices, payments or any other benefits due to any employees, and any notices, payments, fines or assessments due to any Governmental Entity, pursuant to any law, statute, rule, or regulation arising out of any plant closings or the employment, discharge or layoff of any employees by the Group Companies or by Parent or the Surviving Entity from and after the Closing, including the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local law, statute, rule, act, code, ordinance or regulation.

Section 5.11 Updated Disclosure Schedules. Concurrently with the execution and delivery of this Agreement, the Company has delivered to Parent and Merger Sub the disclosure schedules to this Agreement (the “Schedules”). From and after the date of this Agreement until the Closing Date, the Company shall prepare and deliver to Parent and Merger Sub supplements and/or amendments to the Schedules (which may contain additional Schedules that are not in existence as of the date hereof relating to any of the provisions contained in Article 3, in each case, such supplement, amendment or new Schedule shall only relate to items that would cause the conditions under Section 6.2(a) and 6.2(c) to be untrue and shall be referred to as an “Update”) with respect to matters first arising after the date hereof; provided that, in the event that the disclosure of the facts, circumstances and events included in such Update would give Parent and/or Merger Sub the right to elect to terminate this Agreement pursuant to Section 7.1(b) if the thirty (30) day cure period described therein had lapsed and Parent and/or Merger Sub does not make such election within ten (10) Business Days of its receipt of such Update, Parent and/or Merger shall no longer be able to terminate this Agreement as a result of such Update.

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Section 5.12 No Public Disclosure. No press release or public announcement related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, shall be issued or made by any party hereto (nor will any party permit any of its advisors, employees, agents, representatives or Affiliates to do any thereof) without the prior approval of the Representative and Parent, (a) unless, in the reasonable opinion of counsel, such communication is required by applicable law or stock exchange rules, in which case the Representative and Parent shall be afforded a reasonable opportunity to review and comment on such press release, announcement or communication prior to its issuance, distribution or publication, (b) except for disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (c) except for press releases or other public announcements after the Closing by Parent, the Surviving Entity or its Affiliates as required by applicable law, or (d) except for press releases or other public announcements after the Closing by Representative or its Affiliates that do not include the amount of consideration involved hereunder (or any other financial metric such as proceeds, rate of return or multiples of money) or the name of Parent or its Affiliates (other than the Group Companies). Nothing herein shall prevent any party hereto or any Affiliate thereof which is a private equity or other investment fund from making customary disclosures to its investors or potential investors who are subject to customary confidentiality restrictions. For the avoidance of doubt, the parties hereto acknowledge and agree that the Sentinel Parties and their Affiliates and representatives may provide general information about the subject matter of this Agreement and Group Companies (including its and their performance and improvements) in connection with the Sentinel Parties’ or their Affiliates’ fund raising, marketing, informational or reporting activities. Following the Closing, the Sentinel Parties and their Affiliates may use and reference the names of each Group Company and the associated marks and logos for the purpose of describing the historical relationship of the Group Companies with the Sentinel Parties and their Affiliates (including on their respective web sites) and the Company hereby grants (and agrees to cause each Group Company to grant) to the Sentinel Parties and their Affiliates a royalty-free, non-exclusive right and license to use each Group Company’s names and the associated marks and logos for such purpose.

Section 5.13 No Injunction. Each of the parties hereto shall use commercially reasonable efforts to prevent the entry of any statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition that would reasonably be expected to prevent the consummation of the transactions contemplated hereby.

Section 5.14 Straddle Periods. For all purposes under this Agreement, the amount of Taxes with respect to the Pre-Closing Straddle Period will be as follows: (i) in the case of all Taxes other than ad valorem and property Taxes, including, without limitation, income Taxes, Taxes resulting from, or imposed on, sales, receipts, uses, transfers or assignments of property, or payments to other Persons (including wages), the amount of Taxes relating to the Pre-Closing Straddle Period will be based on an interim closing of the books as of close of business on the Closing Date, and (ii) in the case of ad valorem and property Taxes, the amount of Taxes relating to the Straddle Period will be allocated to the Pre-Closing Straddle Period based upon a per diem basis; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on (and including) the Closing Date and the period beginning on the day following the Closing Date in proportion to the number of days in each period to which such exemption, allowance or deduction is applicable. In the case of a Tax that is (i) paid for the privilege of doing business during a period (a “Privilege Period”) and (ii) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to “Tax period,” or a “tax period,” or a “taxable period” means such accounting period and not such Privilege Period. For purposes of computing any inclusion under Sections 951 or 951A of the Code, the taxable year of any controlled foreign corporation (within the meaning of Section 957(c) of the Code) shall be deemed to have ended as of the close of business on the Closing Date. Notwithstanding the foregoing, any Taxes relating to any transactions not in the Ordinary Course of Business that occur after the time of the Closing on the Closing Date (other than a transaction expressly contemplated by this Agreement) shall be treated as occurring on the day after the Closing Date.

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Section 5.15 Tax Returns.

(a) The Representative shall prepare, or cause to be prepared, and shall timely file, or cause to be timely filed, all Pass-Through Tax Returns for any Pre-Closing Tax Periods of the Company that are due (including extensions) after the Closing Date. Any such Pass-Through Tax Returns shall be delivered to Parent for its review, comment and consent (which consent will not be unreasonably conditioned, withheld or delayed) at least thirty (30) calendar days prior to the due date (including extensions) for such Pass-Through Tax Return. The parties shall cooperate in the preparation of such Tax Returns and shall make available to the other party any information reasonably requested for the purpose of preparing or reviewing such Tax Returns. The parties hereto shall work together in good faith to resolve any disputes with respect to the preparation of such Tax Returns, and in the event the parties cannot resolve a dispute, such dispute shall be resolved pursuant to the dispute resolution procedures set forth in Section 2.5(c), mutatis mutandis, within a reasonable time.

(b) Parent shall prepare, or cause to be prepared, and shall timely file, or cause to be timely filed, all Pass-Through Tax Returns of the Company for any Straddle Periods that are due (including extensions) after the Closing Date. Any such Pass-Through Tax Returns shall be delivered to the Representative for its review, comment, and consent (which consent will not be unreasonably conditioned, withheld or delayed) at least thirty (30) calendar days prior to the due date (including extensions) for such Pass-Through Tax Return. The parties shall cooperate in the preparation of such Tax Returns and shall make available to the other party any information reasonably requested for the purpose of preparing or reviewing such Tax Returns. The parties hereto shall work together in good faith to resolve any disputes with respect to the preparation of such Tax Returns, and in the event the parties cannot resolve a dispute, such dispute shall be resolved pursuant to the dispute resolution procedures set forth in Section 2.5(c), mutatis mutandis, within a reasonable time.

(c) Parent shall prepare and file all Tax Returns not described in Section 5.15(a) or Section 5.15(b).

(d) For the avoidance of doubt, any Transaction Tax Deductions shall be reported as deductions of the Group Companies in Pre-Closing Tax Periods in connection with the filing of any Tax Return pursuant to this Section 5.15 to the maximum extent permitted under applicable law.

(e) No election under Section 338 of the Code or any corresponding or similar provision of state, local or non-U.S. law shall be made by or with respect to any Group Company in connection with the transactions contemplated by this Agreement without the prior written consent of the Representative, which may be withheld at its sole discretion.

(f) Parent shall not amend and shall not permit any Group Company to amend any Pass-Through Tax Return of the Company for any Pre-Closing Tax Period or Straddle Period, without the written consent of the Representative, which consent will not be unreasonably conditioned, withheld or delayed.

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(g) The parties hereto agree that for U.S. federal and applicable state and local income tax purposes that the Merger shall be treated (i) by the Unitholders as a sale of partnership interests represented by the Company Units by the Unitholders to Parent, and (ii) by Parent, as (A) the purchase of the assets of the Company and (B) the assumption by Parent of the liabilities of the Company, following a liquidating distribution by the Company of the assets of the Company to the Unitholders in respect of the Unitholders’ limited liability company interests in the Company. (See Rev. Rul. 73-427, 1973-2 C.B. 301; Rev. Rul. 99-6, 1999-1 C.B. 432 (Situation 2)). The parties hereto shall not (and shall cause their respective Affiliates not to) take any position on any Tax Return or any other filings, declarations or reports with the Internal Revenue Service and/or other taxing authorities that is inconsistent with such treatment unless otherwise required pursuant to a final determination (within the meaning of Section 1313(a) of the Code or corresponding provision of state, local or foreign Tax law).

Section 5.16 Cooperation.

(a) Parent and the Representative shall cooperate in good faith, as and to the extent reasonably requested by the other party, in connection with the filing and preparation of Tax Returns with respect to the Group Companies and any Tax proceeding related thereto. Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information that are reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding anything to the contrary herein, Parent and the Representative agree that each party will retain, or cause its respective Affiliates to retain, as the case may be, all books and records with respect to Tax matters pertinent to the Group Companies relating to any taxable period beginning on or prior to the Closing Date until the expiration of the statute or period of limitations of the respective taxable periods.

(b) The Representative on behalf of itself and the Unitholders agrees that all books and records in their possession with respect to Tax matters pertinent to the Group Companies are the property of the Group Companies. The Representative shall deliver all such books and records to Parent prior to Closing. After the Closing, Parent shall make available to the Representative such books and records to the extent reasonably necessary for the Representative’s filing of Tax Returns pursuant to Section 5.15 or for any other reasonable purpose related to the Unitholders’ ownership of the Group Companies prior to the Closing; provided, however, that in no event will the Representative or any Unitholder be entitled to information under this Section 5.16(b) in connection with any litigation among the parties, except to the extent such information is discoverable under applicable federal, state or local rules of civil procedure.

(c) If reasonably requested by Parent, the Representative and the Unitholders will cooperate with the Group Companies to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed upon the Group Companies (including, but not limited to, with respect to the Merger).

Section 5.17 Termination of Tax Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving any member of the Group Companies (other than any agreement entered into in the Ordinary Course of Business and not primarily concerning Taxes) shall be terminated on the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder for amounts due in respect of a Pre-Closing Tax Period or Straddle Period.

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Section 5.18 Tax Contests.

(a) Parent shall give prompt written notice to the Representative of any audit, examination, or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment (a “Tax Contest”) attributable to a Pass-Through Tax Return for any Pre-Closing Tax Period or Straddle Period after receipt by Parent or any Affiliate of Parent (including the Group Companies after the Closing) of any such Tax Contest. In the case of a Tax Contest attributable to a Pass-Through Tax Return that relates solely to Pre-Closing Tax Periods, the Representative shall control the conduct of such Tax Contest, using counsel at the Representative’s expense and reasonably satisfactory to Parent; provided that (a) Parent shall execute, or cause to be executed, appropriate powers of attorney as may be necessary so as to allow the Representative to control and settle or compromise any such Tax Contest, (b) Parent shall have the right to participate in such Tax Contest at its own expense, and the Representative shall not settle, compromise and/or concede any portion of such Tax Contest that could affect the Tax liability of Parent, the Group Companies (other than the Company), any Affiliate thereof, or any of their direct or indirect owners without the written consent of Parent, which consent will not be unreasonably conditioned, withheld or delayed, (c) with respect to any Tax Contest relating to an IRS Form 1065 (or similar state and local income Tax Return) for a Tax period beginning after December 31, 2017, and conducted under the Partnership Tax Audit Rules, the Representative shall (and shall cause any other Person acting as the “partnership representative” or “designated individual” for the Company to) make (or cause to be made) a timely and proper election under Section 6226(a) of the Code (and any corresponding elections under state and local law) to treat a “partnership adjustment” as an adjustment to be taken into account by each member of the Company (including former members, if applicable) in accordance with Section 6226(b) of the Code (such election, a “Push-Out Election”), and (d) the Representative shall not (and shall cause any other Person acting as the “partnership representative” or “designated individual” for the Company not to) make (or cause to be made) any election or otherwise take any action to cause the Partnership Tax Audit Rules to apply to the Company at any earlier date than is required by applicable law; provided, further, that, if the Representative fails to assume control of the conduct of any such Tax Contest within 15 days following the receipt by the Representative of notice of such Tax Contest, Parent shall have the right to assume control of such Tax Contest and shall be entitled to settle, compromise and/or concede any portion of such Tax Contest.

(b) Parent shall have the right to control the portion of any Tax Contest attributable to a Pass-Through Tax Return for any Straddle Period. Parent shall give prompt written notice of any such Tax Contest to the Representative. The Representative shall have the right to participate in such Tax Contest at its own expense, and Parent shall not settle, compromise and/or concede any portion of such Tax Contest that could affect the Tax liability of the Unitholders without the written consent of the Representative, which consent will not be unreasonably conditioned, withheld or delayed.

(c) Parent shall have the right to control any Tax Contest not described in Section 5.18(a) or Section 5.18(b).

Section 5.19 Refunds. Except to the extent taken into account in the calculation of the Merger Consideration, the Unitholders shall collectively be entitled to any refund or credit of Taxes (including any interest paid thereon) of the Group Companies for any Pre-Closing Tax Period or Straddle Period and the amount of any overpayment or prepayment (including estimated payments) of Taxes by the Group Companies prior to the Closing Date with respect to any Straddle Period in excess of the actual Tax liabilities of the Group Companies attributable to the portion of such Straddle Period ending on the Closing Date solely to the extent such refunds or credits are either (a) disclosed on Schedule 5.19 or (b) provided by Representative in writing prior to the Closing Date, subject to Parent’s right (with respect to clause (b)) to reasonably approve such refund or credit, which approval shall not be unreasonably withheld. Within fifteen (15) calendar days after receipt, use or realization (by reduction of actual taxes owed) by Parent, the Group Companies or any of their Affiliates of any Tax refund or credit to which the Unitholders are entitled pursuant to this Section 5.19, Parent, the applicable Group Company shall, or shall cause its applicable Affiliate to, deliver and pay over, by wire transfer of immediately available funds into such accounts designated by the Representative, any such Tax refunds or credits to the Unitholders (net of out of pocket expenses incurred in connection with obtaining such refund). Parent shall, and shall cause the Group Companies and their Affiliates to, execute such documents, file such Tax Returns (including any amended Tax Returns), take reasonable additional actions and otherwise reasonably cooperate as may be necessary for Parent, the Group Companies or their applicable Affiliates to perfect their rights in and obtain all Tax refunds or credits for which any such Person may be eligible and to which the Unitholders are entitled pursuant to this Section 5.19. None of Parent, the Group Companies or their Affiliates shall knowingly forfeit, fail to collect or otherwise minimize or delay any Tax refund or credit to which the Unitholders would be entitled.

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Section 5.20 Representation and Warranty Policy. Parent and Merger Sub may, but is not obligated to, obtain a buyer-side representation and warranty insurance policy (the “Representation and Warranty Policy”). The Representation and Warranty Policy, if obtained, shall provide that the insurers thereunder may not seek to enforce or enforce any subrogation rights it might have against any Unitholder or any of its Affiliates, officers, directors, executive employees, representatives, consultants, financial advisors, attorneys, accountants (except in the case of Fraud) and that any amendment to any provisions limiting any subrogation rights with respect to any Unitholder or any of its Affiliates, officers, directors, executive employees, representatives, consultants, financial advisors, attorneys, accountants shall require the prior written consent of Representative. The cost of the Representation and Warranty Policy and any fees, costs or deductibles associated therewith shall be borne solely by Parent. Each of Parent and Merger Sub agrees not to make, enter into or consent to, any amendment to the Representation and Warranty Policy following the Closing that would adversely affect the rights or obligations of the Unitholders hereunder or thereunder without the prior written consent of the Representative.

Section 5.21 Exclusive Dealing. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not take, nor shall it cause any of its Affiliates, officers, directors, executive employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Parent, Merger Sub and/or their respective Affiliates, officers, directors, employees, representatives, consultants, financial advisors, financing sources, attorneys, accountants and other agents) concerning any purchase of any of the Company’s equity securities or any merger, recapitalization, consolidation, business combination, sale of assets outside of the Ordinary Course of Business or similar transaction involving or relating to any Group Company, other than the exercise of outstanding options and other than assets sold in the Ordinary Course of Business (each such acquisition transaction, an “Acquisition Transaction”), and the Company shall immediately cease and cause to be terminated all existing discussions, negotiations and other communications with any Person conducted heretofore with respect to any such Acquisition Transaction; provided, however, that Parent and Merger Sub hereby acknowledge that prior to the date of this Agreement, the Unitholders and the Group Companies have provided information relating to the Group Companies and have afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for an Acquisition Transaction without any breach by the Unitholders or the Group Companies of this Section 5.21. Notwithstanding the foregoing, the Unitholders and the Group Companies may respond to any unsolicited proposal regarding an Acquisition Transaction solely by indicating that the Unitholders and the Group Companies are subject to an exclusivity agreement and are unable to provide any information related to the Group Companies or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as this Agreement remains in effect.

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Section 5.22 Certain Unitholder Seller Deliveries. Prior to the Closing, the Representative shall use commercially reasonable efforts to cause each Unitholder to deliver to Parent a properly completed and duly executed IRS Form W-9; provided that notwithstanding anything in this Agreement to the contrary, the sole right of Parent and Merger Sub if any such IRS Form W-9 is not provided shall be to make an appropriate withholding (if any) under Section 1445 and/or Section 1446 of the Code, as applicable. Company Parent shall provide a certificate conforming to the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and the notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

Article 6
CONDITIONS TO CLOSING

Section 6.1 Conditions to the Obligations of the Company, Parent and Merger Sub. The obligations of the Company, Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable law, waiver by the party for whose benefit such condition exists) of the following conditions:

(a) any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated; and

(b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

Section 6.2 Other Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Parent or Merger Sub of the following further conditions:

(a) other than the Fundamental Representations, the representations and warranties of the Company set forth in Article 3 hereof shall be true and correct in all respects as of the date hereof and the Closing Date as though made on and as of the date hereof and the Closing Date, except (x) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall have been true and correct as of the specified date and (y) to the extent that the facts, events and circumstances that cause the representations and warranties set forth in Article 3 to not be true and correct as of such dates have not had or would not reasonably be expected to have a Company Material Adverse Effect (provided that for the purposes of the foregoing clause, qualifications as to materiality and Company Material Adverse Effect contained in such representations and warranties shall not be given effect other than those set forth in Section 3.4(b) and clause (a) of Section 3.7). The Fundamental Representations of the Company shall be true and correct in all respects on and as of the date hereof and the Closing Date as though made on and as of the date hereof and the Closing Date, except (x) to the extent such representations and warranties are made on and as of a specified dated, in which case the same shall have been true and correct as of the specified date and (y) for de minimis errors.

(b) the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by a materiality, the Group Companies shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

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(c) From the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Company Material Adverse Effect;

(d) prior to or at the Closing, the Company shall have delivered to Parent and Merger Sub the following closing documents:

(i) a certificate, in form and substance reasonably acceptable to Parent, of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and 6.2(c) are satisfied;

(ii) written resignations, or other evidence of removal, of all officers, managers and directors of the Group Companies who are officers, partners, directors or employees of Sentinel Capital Partners, L.L.C. or any of its Affiliates (other than any Group Company) from their positions with each Group Company effective as of the Closing; and

(iii) a duly executed termination and release of the Management Services Agreement;

(e) the Escrow Agreement shall have been executed by the Representative and the Escrow Agent; and

(f) with respect to the Closing Date Funded Indebtedness of the type referred to in clause (i) of the definition of Funded Indebtedness, the Company shall have received and provided Parent and Merger Sub three (3) Business Days prior to Closing with copies of customary pay-off letters from each such holder (or from the applicable agent or representative of such holders) of such Closing Date Funded Indebtedness which letter authorizes the release, pursuant to UCC-3’s or otherwise, of all Liens on the assets of the Group Companies securing such Closing Date Funded Indebtedness, which shall be in a form reasonably acceptable to Parent and Merger Sub.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by the Company and the Representative of the following further conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in Article 4 hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall have been true and correct in all material respects as of the specified date;

(b) Parent and Merger Sub shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by a materiality, Parent and Merger Sub shall have performed such agreements, covenants and conditions, as so qualified, in all respects.; and

(c) prior to or at the Closing, Parent and Merger Sub shall have delivered to the Company the following closing documents:

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(i) a certificate, in form and substance reasonably acceptable to the Company, of authorized officers of each of Parent and Merger Sub, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied;

(ii) a copy of the resolutions of Parent’s board of directors (or other governing body) and Merger Sub’s board of directors (or other governing body) authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby, in form and substance reasonably acceptable to the Company;

(iii) a copy of the written consent of Parent, in its capacity as the holder of 100% of the issued and outstanding equity interests of Merger Sub, authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby, in form and substance reasonably acceptable to the Company; and

(d) the Escrow Agreement shall have been duly executed and delivered by Parent.

Section 6.4 Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.4.

Article 7
TERMINATION; AMENDMENT; WAIVER

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Parent and the Company;

(b) by Parent, if (i) any of the representations or warranties of the Company set forth in Article 3 shall not be true and correct such that the condition to Closing set forth in Section 6.2(a) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct is not capable of being cured or is not cured within thirty (30) days after written notice thereof is delivered to the Company, or (ii) a covenant of the Company set forth in this Agreement is breached such that the condition to Closing set forth in Section 6.2(b) would not be satisfied and such breach is not capable of being cured or is not cured within thirty (30) days after written notice thereof is delivered to the Company; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(b) if Parent or Merger Sub is then in material violation or breach of any of its covenants, obligations, representations or warranties set forth in this Agreement;

(c) by the Company, if (i) any of the representations or warranties of Parent or Merger Sub set forth in Article 4 shall not be true and correct such that the condition to Closing set forth in Section 6.3(a) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct is not capable of being cured or is not cured within thirty (30) days after written notice thereof is delivered to Parent, or (ii) a covenant of Parent or Merger Sub set forth in this Agreement is breached such that the condition to Closing set forth in Section 6.3(b) would not be satisfied and such breach is not capable of being cured or is not cured within thirty (30) days after written notice thereof is delivered to Parent; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if the Company is then in material violation or breach of any of its covenants, obligations, representations or warranties set forth in this Agreement;

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(d) by Parent, if the Closing shall not have been consummated on or prior to the Outside Date, unless the failure to consummate the Closing is the result of a breach by Parent or Merger Sub of its representations, warranties, obligations or covenants under this Agreement;

(e) by the Company, if the Closing shall not have been consummated on or prior to the Outside Date, unless the failure to consummate the Closing is the result of a breach by the Company of its representations, warranties, obligations or covenants under this Agreement;

(f) by either Parent or by the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby, including the Closing and such order, decree or ruling or other action shall have become final and nonappealable; provided that the party hereto seeking to terminate this Agreement pursuant to this Section 7.1(f) shall have used commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction, and such order, decree, ruling, judgment or injunction shall not have been principally caused by the breach by Parent or Merger Sub, in the case of a termination by (x) Parent, or (y) the Company in the case of a termination by the Company, in each of clauses (x) and (y), of its covenants or agreements under this Agreement; or

(g) by the Company, if all of the conditions set forth in Section 6.1 and Section 6.2 (other than any conditions that by their terms are to be satisfied at the Closing; provided that such conditions shall have been capable of being satisfied as of the date of termination of this Agreement) have been satisfied or validly waived by Parent, the Company has given notice to Parent in writing that the Company is ready, willing and able to consummate the Closing, and Parent and/or Merger Sub fails to consummate the transactions contemplated by the Closing on the date the Closing should have occurred pursuant to Section 2.1 or, if later, within five (5) Business Days after the delivery of such notice.

Section 7.2 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 7.1 shall give written notice of such termination to the other parties to this Agreement.

Section 7.3 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 7.1(a), Section 7.1(b), Section 7.1(d), Section 7.1(e) or Section 7.1(f), this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective Affiliates, officers, directors or equityholders) with the exception of (a) the provisions of this Section 7.3, Article 9 and Article 10, and (b) any liability of any party hereto for any willful breach of this Agreement (which, for the avoidance of doubt, shall be deemed to include any failure by Parent, Merger Sub or Company to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder) prior to such termination. Nothing herein shall limit or prevent any party from exercising any rights or remedies it may have under Section 10.16 prior to termination of this Agreement.

(b) In the event of the termination of this Agreement pursuant to Section 7.1(c) or Section 7.1(g), the Company shall be entitled, in its sole discretion to either:

(i) pursue Parent for any Damages available to it in law or equity, including without limitation expectation damages, which Parent acknowledges and agrees may exceed the amount of the Reverse Termination Fee; or

(ii) elect, in lieu of (and not in addition to) exercising remedies available under Section 7.3(b)(i), to have the Parent, upon written notice from the Representative to the Parent, pay the Company an amount equal to Three Million Dollars ($3,000,000) (the “Reverse Termination Fee”) and any of the other Obligations owed pursuant to Section 7.3(c) in immediately available funds within two (2) Business Days after the date of such notice. Parent acknowledges and agrees that the agreements contained in Sections 7.3(b)(ii)-7.3(d) are an integral part of this the amount of the Reverse Termination Fee and the other amounts payable, if any, pursuant to Sections 7.3(b)(ii)-7.3(d), constitutes a reasonable estimate of the out of pocket expenses that are reasonably likely to be incurred by Company in connection with the termination and in pursuing a transaction following termination with another Person, and such amount constitutes liquidated damages (and not a penalty).

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Parent further acknowledges and agrees that (x) the election of the remedies contemplated by Section 7.1(b)(i) and Section 7.1(b)(ii) is at the Company’s sole discretion, and (y) the Reverse Termination Fee is not intended to be, and is not, an estimate or agreement as to the potential expectation damages that may be incurred by Company in the event of the termination of this Agreement pursuant to Section 7.1(c) or Section 7.1(g), and Parent agrees not to make any claim in an action brought by Company pursuant to Section 7.3(b)(i) that the Reverse Termination Fee represents such an estimate or constitutes a cap on such Damages.

(c) In the event that any action or proceeding is initiated against Parent alleging that the Parent has failed to comply with the terms of this Agreement or to timely pay the Reverse Termination Fee, or any portion thereof when due and payable in accordance with Section 7.3(b)(ii) then (i) if a final, non-appealable order is entered whereby the Parent is the non-prevailing party in such action or proceeding, Parent shall reimburse the Group Companies for their reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees) to the extent incurred in connection with such action or proceeding promptly following the entry of a final and non-appealable order in such action or proceeding by wire transfer of immediately available funds to an account designated in writing by the Company; (ii) if the Parent is the prevailing party in such action or proceeding, the Company shall reimburse the Parent for its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) to the extent incurred in connection with such action or proceeding promptly following the entry of a final and non-appealable order in such action or proceeding by wire transfer of immediately available funds to an account designated in writing by Parent (the Reverse Termination Fee and the costs and expenses pursuant to clause (i) of this Section 7.3(c), are collectively referred to as the “Obligations”).

(d) If this Agreement is validly terminated under Section 7.1(c) or 7.1(g), and the Company elects to have the Reverse Termination Fee paid pursuant to Section 7.3(b)(ii), then (i) notwithstanding any other provision herein, the Company’s receipt of the Obligations owed thereto shall be the sole and exclusive remedy of the Group Companies, the Representative, their respective Affiliates and any other Person against the Parent Related Parties for any Damages, losses, charges, liabilities, claims, demands, awards, interest, penalties, fees, costs and expenses (including reasonable attorneys’, accountants’ and experts’ fees and disbursements) relating to, arising out of or suffered in connection with the termination of this Agreement and the transactions contemplated hereby and thereby, under any theory of law or equity, (ii) none of the Group Companies or the Representative in each case, on its own behalf or on behalf of any of its Affiliates, directors, officers, employees, partners, managers, members, stockholders, successors and assigns (collectively, the “Seller Related Parties”) shall be entitled to bring or maintain any action or proceeding against any Parent Related Party arising out of or in connection with this Agreement or any Transaction Document or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, other than an action or proceeding to recover the Obligations when due and payable, (iii) no Seller Related Party be entitled to monetary damages, except for the Obligations and (iv) no Seller Related Party be permitted or entitled to receive both a grant of specific performance pursuant to Section 10.16 and either damages under Section 7.3(b)(i) or a Reverse Termination Fee under Section 7.3(b)(ii).

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Article 8
SURVIVAL AND INDEMNIFICATION; RELEASE

Section 8.1 Survival and Limitations. The Company Surviving Fundamental Representations shall survive the Closing and continue until the date which is three (3) years from the Closing Date. All other representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate and be of no further force and affect at and following the Closing (it being understood and agreed that the Group Companies are being acquired by Parent and Merger Sub on an “as is where is basis” except with respect to the Company Surviving Fundamental Representations). In addition, the covenants and agreements of the Company, Parent and Merger Sub contained in this Agreement which by their terms are to be performed prior to the Closing shall terminate at the Closing and have no further force or effect. As such, it is acknowledged and agreed that, following the Closing, no Unitholder nor any Unitholder Related Party shall have any liability, obligation or responsibility for, and none of Parent, Merger Sub or any of their respective Affiliates, representatives, agents, officers, directors or employees shall have recourse under this Agreement or otherwise for, any breach of or inaccuracy in any such representation or warranty or any breach or nonfulfillment of any covenant, condition or agreement required to be performed or fulfilled prior to the Closing other than with respect to the Company Surviving Fundamental Representations. The covenants and agreements to be performed at the Closing (including agreements to make payments hereunder) or that by their terms survive the Closing shall survive the Closing (in accordance with their respective terms, as applicable). Nothing herein shall limit in any way any of the party's rights and remedies in the case of Fraud with respect to any representation or warranty set forth herein and such rights and remedies shall survive the Closing without time limit.

Section 8.2 Indemnification of the Parent.

(a) Subject to the other terms and conditions of this Article 8, from and after the Closing, the Sentinel Parties shall, jointly and severally, indemnify and hold the Parent Indemnified Parties harmless from and against all Damages arising out of or relating to any breach or inaccuracy of any Company Surviving Fundamental Representations.

(b) Notwithstanding anything contained herein to the contrary, the amount of any Damages incurred or suffered by a Parent Indemnified Party shall be calculated after giving effect to any third-party insurance proceeds actually received by the Parent Indemnified Party (or any of its Affiliates) with respect to such Damages, net of any deductible or reasonable costs actually incurred in connection with such recovery.

(c) Promptly upon obtaining knowledge thereof, the Parent Indemnified Party shall notify the Representative of any cause which the Parent Indemnified Party has determined has given rise to indemnification under this Article 8, provided that no failure to provide such notice promptly, unless the notification occurs after the expiration of the specified period set out in Section 8.1, shall limit the rights of the Parent Indemnified Party to indemnification hereunder in respect of any such facts, circumstances or causes, except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was materially prejudiced as a result of such failure.

(d) Subject to Section 10.16, and except with respect to Section 2.5(d) (Payment of Actual Adjustment), the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising on the basis of Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or any Ancillary Agreement shall be pursuant to the indemnification provisions set forth in this Article 8. Nothing in this Section 8.2(d) shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.16 or to seek any remedy on account of Fraud.

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(e) Any amounts payable by or to the Sentinel Parties under this Article 8 shall be deemed to be adjustments to the Merger Consideration including for applicable Income Tax purposes (except as otherwise required by applicable law).

Section 8.3 Release. Effective as of the Closing, each of Parent and Merger Sub, on its own behalf and on behalf of, after the Closing, the Group Companies (each, a “Releasing Party” and collectively, the “Releasing Parties”), hereby irrevocably releases and discharges the Unitholders and their respective past, present and future directors, officers, managers, employees, members, partners, shareholders, agents, attorneys, advisors, representatives, successors, and assigns (collectively, the “Released Parties”) from any and all debts, losses, costs, bonds, suits, actions, causes of action, liabilities, Taxes, contributions, attorneys’ fees, interest, damages, punitive damages, expenses, claims, potential claims, counterclaims, cross-claims or demands, in law or in equity, asserted or unasserted, express or implied, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever, that the Releasing Party had, presently has or may hereafter have or claim or assert to have against any of the Released Parties arising on or prior to the Closing (collectively, the “Released Claims”), other than claims for breach of any agreement or covenant herein surviving, and requiring performance at or after, the Closing to the extent provided in Section 8.1 or the provisions of the Escrow Agreement. Nothing in this Section 8.3 shall limit a party’s right to (i) seek specific performance of the other parties’ obligations hereunder in accordance with Section 10.16 or (ii) bring a claim (and, if successful, recover losses therefrom) for Fraud. This release is intended to be a complete and general release with respect to the Released Claims, and specifically includes claims that are known, unknown, fixed, contingent or conditional, including without limitation, breach of fiduciary duty, or claims arising under the Securities Act of 1933, as amended, or any other federal, state, blue sky or local law dealing with any securities.

Article 9
REPRESENTATIVE OF SELLERS

Section 9.1 Authorization of Representative.

(a) Sentinel Capital Partners, L.L.C. is hereby appointed, authorized and empowered to act as a representative (the “Representative”), for the benefit of the Unitholders, as the exclusive agent and attorney-in-fact to act on behalf of each Unitholder, in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreement, which shall include the power and authority:

(i) to execute and deliver the Escrow Agreement and any other Ancillary Documents (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable;

(ii) to execute and deliver such waivers and consents in connection with this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;

(iii) to use the Representative Expense Amount to satisfy costs, expenses and/or liabilities of the Representative or the Unitholders in connection with matters related to this Agreement and/or the Ancillary Documents, with any balance of the Representative Expense Amount not used for such purposes to be disbursed and paid to the Unitholders in accordance with Section 2.5(b) at such time as the Representative determines in its sole discretion that no additional such costs, expenses and/or liabilities shall become due and payable (provided that at the time of such disbursement to the Unitholders, the Representative may, at its option and in lieu of making payments directly to Unitholders who are then employees of the Company and/or its Affiliates, pay to the Company, an amount equal to the portion of such balance of the Representative Expense Amount which would otherwise be paid to Unitholders who are then employees of the Company and/or its Affiliates, and the Company shall be obligated to make the applicable payments to such employees);

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(iv) to collect and receive all moneys and other proceeds and property payable to the Representative from the Escrow Account, and, subject to any applicable withholding retention laws, and net of any out-of-pocket expenses incurred by the Representative (including any Unitholder Expenses paid by the Representative in excess of the Representative Expense Amount), the Representative shall disburse and pay the same to the Unitholders in accordance with Section 2.5(b) at such time as the Representative determines in its reasonable discretion (provided that at the time of such disbursement to the Unitholders, the Representative may, at its option and in lieu of making payments directly to Unitholders who are then employees of the Company and/or its Affiliates, pay to the Company, the amount which would otherwise be paid to Unitholders who are then employees of the Company and/or its Affiliates, and the Company shall be obligated to make the applicable payments to such employees);

(v) to enforce and protect the rights and interests of the Unitholders and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and the Ancillary Documents (including the Escrow Agreement), and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein, and to take any and all actions which the Representative believes are necessary or appropriate under the Ancillary Documents (including the Escrow Agreement) and/or this Agreement for and on behalf of the Unitholders, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent, Merger Sub or their respective Affiliates (including the Company following the Closing), defending any Claims or claims against the Unitholders, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, Merger Sub, their respective Affiliates (including the Company following the Closing) and their respective representatives regarding such Claims, and, in connection therewith, to: (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, Merger Sub, their respective Affiliates (including the Company following the Closing) or any other Person, or by any federal, state or local Governmental Entity against the Representative, any of the Unitholders and/or the Escrow Funds, and receive process on behalf of any or all Unitholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Ancillary Documents (including the Escrow Agreement); and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(vi) to enforce or to refrain from enforcing any right of any Unitholder and/or the Representative arising out of or under or in any manner relating to this Agreement, the Ancillary Documents (including the Escrow Agreement) or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement or in the Ancillary Documents (including the Escrow Agreement), shall be deemed a waiver of any such right or interest by the Representative or by such Unitholder unless such waiver is made in accordance with Section 10.11 and in writing signed by the waiving party or by the Representative; and

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(vii) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Ancillary Documents, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b) The Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to reimbursement from the Unitholders of all its expenses incurred as the Representative. In connection with this Agreement, the Ancillary Documents (including the Escrow Agreement) and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder (i) the Representative shall incur no responsibility whatsoever to any Unitholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Ancillary Documents (including the Escrow Agreement) or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Unitholder. Each Unitholder shall indemnify, in accordance with the last sentence of this Section 9.1(b), the Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, or under the Ancillary Documents (including the Escrow Agreement) or otherwise in its capacity as the Representative. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Representative hereunder for its willful misconduct. In the event of any indemnification hereunder, upon written notice from the Representative to a Unitholder as to the existence of a deficiency toward the payment of any such indemnification amount, such Unitholder shall promptly deliver to the Representative full payment of his, her or its portion of the amount of such deficiency, in accordance with the last sentence of this Section 9.1(b). The Unitholders’ respective indemnity obligations referred to in this Section 9.1(b) shall be borne among the Unitholders in a “reverse waterfall” manner which preserves the distribution preferences set forth in Article VII of the LLC Agreement, as in effect immediately prior to the Closing, taking into account all consideration provided to the Unitholders hereunder, in each case as determined in the good faith discretion of the Representative.

(c) The parties hereto acknowledge and agree that the Representative is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, the parties hereto acknowledge and agree that the Representative shall have no liability to any party hereto in connection with any obligations of the Representative under this Agreement or the Ancillary Documents (including the Escrow Agreement) or otherwise in respect of this Agreement or the transactions contemplated hereby or thereby, except to the extent proven to be the direct result of willful misconduct by the Representative in connection with the performance of its obligations hereunder or under the Ancillary Documents (including the Escrow Agreement).

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(d) All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement and/or the Ancillary Documents.

(e) Parent and Merger Sub shall (i) be entitled to deal exclusively with the Representative on all matters relating to this Agreement (with respect to matters regarding the Unitholders) and (ii) have the right to rely, without independent investigation or verification, upon all decisions, communications or writings made, given or executed by the Representative (with respect to matters regarding the Unitholders) and actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Ancillary Documents (including the Escrow Agreement), all of which actions or omissions shall be legally binding upon the Unitholders.

(f) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Unitholder, and (ii) shall survive the consummation of the transactions contemplated by this Agreement and the Ancillary Documents.

Article 10
MISCELLANEOUS

Section 10.1 Entire Agreement; Assignment. This Agreement, the Ancillary Documents and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This Agreement may not be assigned by any party hereto (whether by operation of law or otherwise), without the prior written consent of Parent and the Representative, except that (i) each of Parent and Merger Sub may assign this Agreement without consent to any of its Affiliates (provided that any such assignment shall not relieve Parent or Merger Sub of its obligations hereunder), and (ii) each of Parent and Merger Sub may assign its rights (but not its obligations) hereunder as collateral to its debt financing sources. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void.

Section 10.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, E-mail (valid upon confirmation of receipt), or by registered or certified mail (postage prepaid, return receipt requested) to the other parties hereto as follows:

To Parent or Merger Sub:

FAT Brands Inc.
9720 Wilshire Blvd., Suite 500
Beverly Hills, CA 90212
Attention:	Andrew A. Wiederhorn
Allen Z. Sussman
E-mail:	andy@fatbrands.com
asussman@fatbrands.com

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with a copy (which shall not constitute notice to Parent) to:

Foley & Lardner LLP
777 E Wisconsin Avenue
Milwaukee, WI 53202
Attention:	Benjamin F. Rikkers
E-mail:	brikkers@foley.com

To the Representative:

Sentinel Capital Partners L.L.C.
c/o Sentinel Capital Partners
330 Madison Avenue, 27th Floor
New York, NY 10017
Attention:	Vincent Taurassi
John Van Sickle
Owen M. Basham
Patrick D. Knise
E-mail:	Taurassi@sentinelpartners.com
vansickle@sentinelpartners.com
Basham@sentinelpartners.com
Knise@sentinelpartners.com

with a copy (which shall not constitute notice to the Representative) to:

Winthrop & Weinstine, P.A.
225 South Sixth Street
Suite 3500
Minneapolis, Minnesota 55402
Attention:	Timothy M. Barnett
Dean D. Willer
Email:	tbarnett@winthrop.com
dwiller@winthrop.com

To the Company (prior to the Closing):

c/o Sentinel Capital Partners
330 Madison Avenue, 27th Floor
New York, NY 10017
Attention:	Vincent Taurassi
John Van Sickle
Owen M. Basham
Patrick D. Knise
E-mail:	Taurassi@sentinelpartners.com
vansickle@sentinelpartners.com
Basham@sentinelpartners.com
Knise@sentinelpartners.com

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with a copy (which shall not constitute notice to the Company) to:

Winthrop & Weinstine, P.A.
225 South Sixth Street
Suite 3500
Minneapolis, Minnesota 55402
Attention:	Timothy M. Barnett
Dean D. Willer
Email:	tbarnett@winthrop.com
dwiller@winthrop.com

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 10.3 Governing Law. This Agreement, and all claims or causes of action (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement), shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 10.4 Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Closing occurs or the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party hereto incurring such fees or expenses; provided that upon the Closing, Unpaid Unitholder Expenses shall be paid in accordance with Section 2.5(a).

Section 10.5 Construction; Interpretation. The term “this Agreement” means this Merger Agreement together with all Schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) except as otherwise set forth in this Agreement, any accounting terms shall be given their definition under GAAP; (vi) references to a particular statute or regulation include all rules and regulations thereunder as in effect as of the time to which such reference relates; (vii) the word “will” shall have the same meaning as the word “shall”; (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (ix) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States; (x) references to “day” or “days” in the lower case means calendar days; (xi) references to “date hereof” are to the date of this Agreement, (xii) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement or (xiii) the word “or” shall be disjunctive but not exclusive. Except as otherwise indicated, all references in this Agreement to sections, exhibits and schedules are intended to refer to the sections of, exhibits and schedules to this Agreement. The Parent agrees and acknowledges that all documents or other items delivered in writing (including by electronic mail) to the Parent or its representatives in connection with the transactions contemplated by this Agreement or uploaded and made available in the online "data room" maintained by Datasite LLC under the exchange name "Project Italy" on or before the date that is two (2) Business Days prior to the date hereof shall be deemed to have been delivered, provided or made available to the Parent or its representatives for all purposes hereunder.

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Section 10.6 Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding” and the word “through” means “to and including.” Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day.

Section 10.7 Exhibits and Schedules. All exhibits and Schedules or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed on any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 10.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, (i) the Released Parties are third party beneficiaries of Section 8.3, (ii) the directors, officers, employees and agents of each Group Company prior to the Closing are third party beneficiaries of Section 5.5 and (iii) the Parent Related Parties and the Unitholder Related Parties are third party beneficiaries of Section 10.17.

Section 10.9 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.10 Amendment. Subject to applicable law and Section 10.11, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent, Merger Sub, the Company and the Representative. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 10.10 shall be void.

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Section 10.11 Extension; Waiver. The Company (at any time prior to the Closing), and the Representative, on behalf of the Unitholders, may (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub contained herein, (b) waive any inaccuracies in the representations and warranties of Parent or Merger Sub contained herein or in any document, certificate or writing delivered by Parent or Merger Sub pursuant hereto or (c) waive compliance by Parent or Merger Sub with any of the agreements or conditions contained herein. Parent may, at any time, and in its sole discretion (i) extend the time for the performance of any of the obligations or other acts of the Company contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company contained herein or in any document, certificate or writing delivered by the Company or the Representative pursuant hereto or (iii) waive compliance by the Company or the Representative with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.12 Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, email or other electronics means (including scanned pages) shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.13 Knowledge of the Company. For all purposes of this Agreement, the phrase “to the Company’s knowledge”, “to the knowledge of the Company” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge (and shall in no event encompass constructive, imputed or similar concepts of knowledge) of Carl Howard or Rodney Lee.

Section 10.14 Waiver of Jury Trial. The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

Section 10.15 Jurisdiction and Venue. Each of the parties hereto submits to the exclusive jurisdiction of any state or federal court sitting in Delaware, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.15, however, shall affect the right of any party to serve legal process in any other manner permitted by law. Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

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Section 10.16 Remedies.

(a) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Article 7, the Company, the Representative, and Parent shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including Parent’s, Merger Sub’s and Company’s obligations to consummate the transactions contemplated by this Agreement if it is required to do so hereunder), this being in addition to any other remedy to which the Company, the Unitholders, Parent and Merger Sub are entitled at law or in equity.

(b) Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) To the extent Parent, Merger Sub or the Representative brings any action, claim, complaint or other proceeding, in each case, before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such action, claim, complaint or other proceeding is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action, claim, complaint or other proceeding.

Section 10.17 Non-Recourse. All claims or causes of action (whether in contract or in tort, at law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Ancillary Documents, or the negotiation, execution or performance of this Agreement or the other Ancillary Documents (including any representation or warranty made in or in connection with this Agreement or the other Ancillary Documents or as an inducement to enter into this Agreement or the other Ancillary Documents) may be made only against the entities that are expressly identified as parties hereto and thereto. Except to the extent named as a party to this Agreement or any other Ancillary Document (then only to the extent of the specific obligations of such parties set forth in this Agreement or such other Ancillary Document), no Parent Related Party or Unitholder Related Party shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Ancillary Document or any transactions contemplated hereby or thereby or for any claim based on, in respect of, or by reason of this Agreement or such other Ancillary Document (as the case may be), the transactions contemplated hereby and thereby or the negotiation or execution hereof or thereof; and each party waives and releases all such liabilities, claims and obligations against any Parent Related Party or Unitholder Related Party. The Parent Related Parties and the Unitholder Related Parties are expressly intended as third party beneficiaries of this provision of this Section 10.17.

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Section 10.18 Waivers; Terminations.

(a) Recognizing that W&W has acted as legal counsel to the Representative and its Affiliates and the Group Companies prior to the Closing, and that W&W intends to act as legal counsel to the Representative and its Affiliates (which will no longer include the Group Companies) after the Closing, each of Parent, Merger Sub and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with W&W representing the Representative and/or the Group Companies (or any of the Unitholders) after the Closing as such representation may relate to Parent, Merger Sub, any Group Company or the transactions contemplated herein (including in respect of litigation, including litigation adverse to Parent, or any Group Company), and hereby consents to any such representation. In addition, all communications involving attorney-client confidences between the Representative, its Affiliates or any Group Company and W&W relating to the negotiation, documentation and consummation of the transactions contemplated hereby and the sale process related hereto (collectively, the “Engagement”, and such communications, the “Privileged Communications”) shall be deemed to be attorney-client confidences that belong solely to the Representative and its Affiliates (and not any of the Group Companies), and none of Parent, Merger Sub, the Group Companies or their Affiliates may use or rely on any such Privileged Communications. Accordingly, each of Parent and Merger Sub agrees that following the Closing, neither it nor the Group Companies or their Affiliates shall have access to any such Privileged Communications, or to the files of W&W relating to the Engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Representative and its Affiliates (and not the Group Companies) shall be the sole holders of the Privileged Communications, and none of the Group Companies shall be a holder thereof, (ii) to the extent that files of W&W in respect of the Engagement constitute property of the client, only the Representative and its Affiliates (and not any of the Group Companies) shall hold such property rights and (iii) W&W shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between W&W and any of the Group Companies or otherwise. For the avoidance of doubt, any communications of the Group Companies involving attorney-client privileged communications that are not related to this Agreement or the transactions contemplated hereby shall continue to be the property of (and shall be controlled by) the Group Companies, and only the Group Companies may waive or modify such rights.

(b) Each of Parent and Merger Sub, on behalf of itself and its Affiliates (including, after the Closing, the Group Companies) further covenants and agrees that each shall not assert any claim that the Company or the Group Companies may have in their capacities as clients against W&W in respect of legal services provided to the Group Companies or their respective Affiliates prior to the Closing by W&W in respect of the Engagement, it being agreed that any such claims belong solely to the Representative and its Affiliates, as applicable, and not the Group Companies. Each of Parent, Merger Sub and the Company (on behalf of itself and each Group Company) agrees to purposeful review or access any Privileged Communication for any purpose in any action involving this Agreement or any Ancillary Document.

(c) From and after the Closing, the Group Companies shall cease to have any attorney-client relationship with W&W in respect of the Engagement or otherwise, unless and to the extent W&W is expressly engaged in writing by one or more of the Group Companies after the Closing.

* * * * *

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IN WITNESS WHEREOF, each of the parties has caused this Merger Agreement to be duly executed on its behalf as of the day and year first above written.

FAZOLI HOLDINGS, LLC

By:	/s/ Owen Basham
Name:	Owen Basham
Title:	Vice President and Assistant Secretary

FAT BRANDS, INC.

By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn
Title:	Chief Executive Officer

FAT ITALIAN MERGER SUB, LLC

By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Merger Agreement to be duly executed on its behalf as of the day and year first above written.

Solely for purposes of agreeing to the covenants set forth in Section 5.8 and Section 5.9:

SENTINEL CAPITAL PARTNERS V, L.P.

By:	Sentinel Partners V, L.P.
Its:	General Partner

By:	Sentinel Managing Company V, Inc.
Its:	General Partner

Signed:	/s/ Vincent Taurassi
By:	Vincent Taurassi
Its:	Secretary

Sentinel Capital Partners V-A, L.P.

By:	Sentinel Partners V, L.P.
Its:	General Partner

By:	Sentinel Managing Company V, Inc.
Its:	General Partner

Signed:	/s/ Vincent Taurassi
By:	Vincent Taurassi
Its:	Secretary

Sentinel Capital Investors V, L.P.

By:	Sentinel Partners V, L.P.
Its:	General Partner

By:	Sentinel Managing Company V, Inc.
Its:	General Partner

Signed:	/s/ Vincent Taurassi
By:	Vincent Taurassi
Its:	Secretary

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Merger Agreement to be duly executed on its behalf as of the day and year first above written.

Solely as the Representative as described herein, and for purposes of agreeing to the covenants set forth in Section 5.8 and Section 5.9:

SENTINEL CAPITAL PARTNERS, L.L.C.

Signed:	/s/ Vincent Taurassi
Name:	Vincent Taurassi
Title:	General Counsel

[Signature Page to Merger Agreement]

Exhibit A

(Form of Certificate of Merger)

[see attached]

Exhibit B

(Example Statement of Net Working Capital)

[see attached]

Exhibit C

(Form of Escrow Agreement)

[see attached]

Exhibit D

(Form of Letter of Transmittal)

[see attached]

Exhibit E

(Merger Consideration Allocation)

Class	Item	Percentage
V	Stock of Fazoli’s Group, Inc.	100%

Exhibit F

(Structure of Group Companies)

[see attached]